UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hexcel Corporation

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2014

The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 8, 2014 at 10:30 a.m. for the following matters:

1.	To elect ten individuals (Nick L. Stanage, Joel S. Beckman, Lynn Brubaker, Jeffrey C. Campbell, Sandra L. Derickson, W. Kim Foster, Thomas A. Gendron, Jeffrey A. Graves, David C. Hill and David L. Pugh) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To conduct an advisory vote to approve the company’s 2013 executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 13, 2014 will be entitled to vote at the meeting and any adjournments or postponements. A list of these stockholders will be available for inspection at the executive offices of Hexcel and will also be available for inspection at the annual meeting.

By order of the board of directors

Ira J. Krakower Senior Vice President, General Counsel and Secretary

Dated: March 20, 2014

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE

ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED

PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

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Hexcel Corporation

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901-3238

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2014

THE MEETING

This proxy statement is furnished to the holders of Hexcel Corporation (“Hexcel” or the “company”) common stock, in connection with the solicitation of proxies by Hexcel on behalf of the Board of Directors of the company (the “board of directors” or the “board”) for use at the Annual Meeting of Stockholders, or any adjournments or postponements of the meeting (the “Annual Meeting”) to be held on May 8, 2014. This proxy statement and the accompanying proxy/voting instruction card are first being distributed or made available to stockholders on or about March 20, 2014.

You will be eligible to vote your shares of common stock at the Annual Meeting if you were a stockholder of record at the close of business on March 13, 2014. As of that date, 98,006,357 shares of common stock were issued and outstanding and such shares were held by 873 holders of record. The holders of 49,003,179 shares will constitute a quorum at the meeting.

Each share of common stock that you hold will entitle you to cast one vote with respect to each matter that will be voted on at the Annual Meeting. All shares that are represented by effective proxies that we receive in time to be voted shall be voted at the Annual Meeting. If you direct how your votes shall be cast, shares will be voted in accordance with your directions. If you return a signed proxy and do not otherwise instruct how to vote on the proposals, then the shares represented by your proxy will be voted for each of the director candidates nominated by the board, for approval of the company’s 2013 executive compensation, and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2014, and in the discretion of the proxy holders on any other matters that may come before the Annual Meeting. If you return a signed proxy with abstentions, your shares will be included in determining whether or not a quorum is present.

Pursuant to the rules of the New York Stock Exchange (“NYSE”), if you hold your shares in street name through a broker, your broker is not permitted to vote your shares on Proposal 1 (election of directors) or Proposal 2 (advisory vote on the company’s 2013 executive compensation) unless you give your broker specific instructions as to how to vote. If you are a street name holder and do not provide instructions to your broker on Proposals 1 and 2, your shares that are voted on any other matter will count toward a quorum but your broker cannot vote your shares on Proposals 1 and 2 (a “broker non-vote”). Accordingly, shares subject to a broker non-vote will be disregarded and will have no effect on the outcome of the vote on Proposals 1 and 2. However, if you obtain, sign and return a voting instruction card to your broker, your shares will be voted as you instruct or, if you do not provide instructions on the returned card, your shares will not be voted on Proposals 1 and 2, but may be voted, in the proxy holder’s discretion, on Proposal 3 and any other matters on which the proxy holder may properly vote.

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, 06902, to assist in soliciting proxies for a fee of approximately $9,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board through the mail, in person, and by telecommunications. We will request that brokers and nominees who hold shares of common stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses they incur to do this.

Revoking a Proxy

If you give a proxy, you may revoke it at any time prior to the Annual Meeting by:

•

mailing a revocation to Mr. Ira J. Krakower, the Secretary of the company, at the above address with a later date than any proxy you previously provided so long as it is received prior to the Annual Meeting;

•	submitting another properly completed proxy dated later than any proxy you previously provided so long as it is received by Mr. Krakower prior to the Annual Meeting;

•	by filing a written revocation at the Annual Meeting with Mr. Krakower; or

•	by casting a ballot at the meeting.

If you are an employee stockholder who holds shares through one of our benefit plans, you may revoke voting instructions given to the trustee for the applicable plan by following the instructions under “How to Vote Your Shares—Employee Stockholders” in this proxy statement.

Matters of Business, Votes Needed and Recommendations of the Board of Directors

Proposal 1—Election of Directors

Each outstanding share of our stock is entitled to one vote for as many separate nominees as there are directors to be elected. There are ten directors to be elected. The board has nominated Nick L. Stanage, Joel S. Beckman, Lynn Brubaker, Jeffrey C. Campbell, Sandra L. Derickson, W. Kim Foster, Thomas A. Gendron, Jeffrey A. Graves, David C. Hill and David L. Pugh for election to the board. Each of these ten nominees is currently a director of the company. Once a quorum is present, a majority of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director. This means that each nominee must receive more votes “for” than “against” to be elected. Broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote. The board of directors recommends that you vote FOR the election of each of the board’s nominees for director.

Proposal 2—Advisory Vote to Approve Executive Compensation

Approval of the company’s 2013 executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. In determining whether the proposal to approve 2013 executive compensation receives the required number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will be disregarded and will have no effect on the outcome of the vote. The vote is advisory and non-binding; however, the compensation committee will consider the voting results among other factors when making future decisions regarding executive compensation. The board of directors recommends that you vote FOR the resolution approving the company’s 2013 executive compensation.

Proposal 3—Ratification of Independent Registered Public Accounting Firm

Ratification of the appointment of PricewaterhouseCoopers LLP to audit the company’s financial statements for 2014 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal. The audit committee is responsible for appointing the company’s independent registered public accounting firm. The audit committee is not bound by the outcome of this vote but, if the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the audit committee will reconsider the appointment. The board of directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2014.

How to Vote Your Shares

Voting shares you hold through a nominee

If you hold shares through someone else, such as a stockbroker, bank or nominee, you will receive material from that firm asking you for instructions on how you want them to vote your shares. You can complete that firm’s voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to vote using those methods.

If you plan to attend the meeting

Please note that attendance will be limited to stockholders as of the record date. Admission will be on a first-come, first-served basis. If you attend the Annual Meeting, you will need to present valid picture identification, such as a driver’s license or passport. If you hold your shares through someone else, such as a stockbroker, bank or other nominee, you will need to show a brokerage statement or account statement reflecting your stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Morrow & Co., LLC at (800) 607-0088 to obtain directions to the site of the Annual Meeting. The doors to the meeting will open at 10:00 a.m. local time and the meeting will begin at 10:30 a.m. local time.

Voting in person

If you are a registered stockholder, you may vote your shares in person by ballot at the Annual Meeting.

If you hold your shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting along with a properly completed ballot.

Employee stockholders

If you hold shares through our employee stock purchase plan or our tax-deferred 401(k) savings plan, you will receive a separate voting instruction form to instruct the custodian or trustee for the applicable plan as to how to vote your shares. With respect to the 401(k) plan, all shares of common stock for which the trustee has not received timely instructions shall be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, except if that would be inconsistent with the provisions of Title I of ERISA. With respect to our employee stock purchase plan, we consider all shares of common stock for which the custodian has not received timely instructions not present for quorum purposes and those shares will not be voted by the custodian.

Inspectors of Election

At the Annual Meeting, American Stock Transfer & Trust Company will count the votes. Its officers or employees will serve as inspectors of election.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2014 annual meeting, ten directors will be elected to hold office until the 2015 annual meeting and until their successors are duly elected and qualified. All nominees identified in this proxy statement for election to the board are currently serving as directors of the company.

Shares represented by an executed and returned proxy card will be voted for the election of each of the ten nominees recommended by the board, unless the proxy is marked against any nominee. If any nominee for any reason is unable to serve, the shares of common stock represented by the proxy card may, at the board’s discretion, be voted for an alternate person that the board nominates. We are not aware of any nominee who will be unable to or will not serve as a director. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Majority Voting Standard for Election of Directors.

Our Amended and Restated Bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this standard, a director nominee will be elected only if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. Broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote. Each director nominee must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. This addresses the situation in which there is a “holdover” director who has not received the required number of votes for re-election, but who, in accordance with Delaware law, remains on the board until his or her successor is elected and qualified. The resignation is contingent upon both the nominee not receiving the required vote for re-election and the board’s acceptance of the resignation which the board, in its discretion, may reject if it deems such rejection to be in the best interest of the company.

Prior to the board’s determination to accept or reject the resignation, the nominating and corporate governance committee, composed entirely of independent directors, will make a recommendation to the board with respect to the tendered resignation. In its review, the committee will consider those factors deemed relevant to the determination, and whether the director’s resignation from the board would be in the best interest of the company and our stockholders.

The board must take action on the committee’s recommendation within 90 days following the meeting at which the election of directors occurred. An incumbent director whose resignation is the subject of the board’s determination is not permitted to participate in the deliberations or recommendation of the committee or the board regarding the acceptance of the resignation.

In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected) the plurality voting standard will apply.

Information Regarding the Directors

All of our current directors have been nominated for re-election to the board. In concluding that our current directors should continue to serve on our board, the nominating and corporate governance committee considered the following attributes of our directors: extensive familiarity with large-scale operations; industry expertise and professional relationships; the ability to utilize extensive past experience in management, finance, technology and operations, and other areas, to address issues we face on a recurring basis; collegiality and the ability to work together as a group; outstanding integrity and business judgment; and the ability to ask probing questions during board discussions and to carefully scrutinize significant business, financing and other proposals suggested by management. In addition to these factors, the committee also considered the attributes below in concluding that our current directors should continue to serve on our board:

NICK L. STANAGE, 55, director since 2013

Position, Principal Occupation, Business Experience and Directorships:

Mr. Stanage became a director and President and Chief Executive Officer on August 1, 2013 and became Chairman of the Board on January 1, 2014. He has served as our President since November 2009, and also as Chief Operating Officer from May 2012 until assuming the Chief Executive Officer position. Prior to joining Hexcel, Mr. Stanage was President of the Heavy Vehicle Products group (including both Commercial Vehicle Products and Off Highway Products) at Dana Holding Corporation from December 2005 to October 2009, and served as Vice President and General Manager of the Commercial Vehicle group at Dana from August 2005 to December 2005. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations and marketing with Honeywell Inc. (formerly AlliedSignal Inc.) including: Vice President Integrated Supply Chain and Technology for the Consumer Products Group from 2003 to January 2005, and Vice President and General Manager of the Aerospace Group’s Engine Systems and Accessories Division from January 2005 to August 2005. Mr. Stanage also serves on the board of directors of TriMas Corporation, as well as on the audit, compensation, and corporate governance and nominating committees of TriMas.

Key Attributes, Experience and Skills:

Through his service at Hexcel as President for four years and President and Chief Operating Officer for 14 months, Mr. Stanage has developed an in-depth understanding of the company’s business operations, growth opportunities and challenges and its customer and product base. His over 20 years’ management and operations experience at Dana Corporation and Honeywell provide him with critical expertise in the management, financial and operational requirements of a global manufacturing company.

JOEL S. BECKMAN, 58, director since 2003

Position, Principal Occupation, Business Experience and Directorships:

Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is on the board of a number of private companies, and is active in various civic organizations.

Key Attributes, Experience and Skills:

Mr. Beckman brings nearly 30 years’ experience as a banker and an investor in transportation (including aerospace) companies with both Greenbriar Equity Group and Goldman Sachs to his role on the board. In addition to Mr. Beckman’s valuable contributions related to the transportation sector, his experience in private equity led to his appointment as chair of our finance committee and has made him a key contributor to refinancing discussions since joining the board.

LYNN BRUBAKER, 56, director since 2005

Position, Principal Occupation, Business Experience and Directorships:

Ms. Brubaker retired after spending thirty years in the aerospace industry in a variety of executive, operations, sales and marketing and customer support roles. From 1999 until June 2005 she was Vice President/General Manager—Commercial Aerospace for Honeywell International Inc., with her primary focus in that role being on business strategies and customer operations for Honeywell’s global commercial markets. From 1997 to 1999, Ms. Brubaker was Vice President Americas for Honeywell, and from 1995 to 1997, prior to AlliedSignal’s merger with Honeywell, she was Vice President, Marketing, Sales and Support Operations, for AlliedSignal. Prior to joining AlliedSignal, Ms. Brubaker held a variety of management positions with McDonnell Douglas, Republic (predecessor to Northwest Airlines), and Comair. Ms. Brubaker has been a director of FARO Technologies, Inc. since July 2009, and serves on its audit, compensation and nominating and corporate governance committees. Ms. Brubaker also currently serves on the board of a private company and from March to December 2011, was a director of Force Protection Inc.

Key Attributes, Experience and Skills:

Ms. Brubaker’s extensive experience in the commercial aerospace, defense and space industries, in a wide variety of roles, makes her a valuable contributor to the board of Hexcel. Ms. Brubaker’s aerospace experience runs the gamut from operator, to original equipment manufacturer, to aftermarket. Her ongoing aerospace industry involvement and relationships provide the board with additional customer feedback independent of management. In addition, Ms. Brubaker has used her expertise in sales and marketing management to assess and advise our marketing and sales managers. Ms. Brubaker’s extensive contacts within key markets for Hexcel, as well as her experience on the boards of other companies, make her well-suited to lead our nominating and corporate governance committee.

JEFFREY C. CAMPBELL, 53, director since 2003

Position, Principal Occupation, Business Experience and Directorships:

Mr. Campbell has served as Executive Vice President and Chief Financial Officer of the American Express Company, a global services company, since August 2013. From January 2004 to June 2013, he served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company. Mr. Campbell was Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President of American Airlines from 1998 to June 2002 and served in various management positions of American Airlines from 1990 to 1998. Mr. Campbell worked as a Certified Public Accountant with Deloitte, Haskins & Sells from 1986 to 1988.

Key Attributes, Experience and Skills:

As a result of Mr. Campbell’s extensive experience in finance and accounting, including his current role as CFO of American Express, a $30 billion global services company, and his prior role as CFO of McKesson, a $100 billion healthcare services company, and over ten years in executive and management positions in the aerospace industry (American Airlines), he brings significant financial acumen to the board, including valuable expertise and guidance in areas such as compliance, risk management, financing, investor relations and systems solutions. Mr. Campbell’s breadth and depth of experience in financial roles, including that of CFO of three multi-national, publicly traded companies, provides us with the financial expertise that is critical in the role of chair of the audit committee.

SANDRA L. DERICKSON, 61, director since 2002

Position, Principal Occupation, Business Experience and Directorships:

Ms. Derickson retired from HSBC in February 2007. She held several management positions at HSBC from September 2000 to February 2007 including President and Chief Executive Officer, HSBC Bank USA; Vice Chairman, HSBC Finance; and Group Executive, HSBC Finance. During her tenure, she was responsible for private label credit cards, insurance services, taxpayer services, auto financing and some of the Group’s mortgage businesses. From 1976 to 1999, Ms. Derickson held various management positions with General Electric Capital Corporation, the last of which was President of GE Capital Auto Financial Services. Ms. Derickson was also an officer of the General Electric Company.

Key Attributes, Experience and Skills:

Ms. Derickson has 30 years’ executive and global operating experience with HSBC and General Electric, including overseeing acquisitions, start-ups and restructurings. Her long career with large international companies provides important “best practice” perspectives in such areas as manpower development, succession planning, organizational design and growth.

W. KIM FOSTER, 65, director since 2007, Lead Director

Position, Principal Occupation, Business Experience and Directorships:

From 2001 until October 2012, Mr. Foster served as Executive Vice President and Chief Financial Officer of FMC Corporation, a chemical manufacturer serving various agricultural, industrial and consumer markets. Prior to serving in this role, Mr. Foster held numerous other executive and management positions with FMC, including Vice President and General Manager—Agricultural Products Group from 1998 – 2001; Director, International, Agricultural Products Group from 1996-1998; General Manager, Airport Products and Systems Division, 1991-1996; and Program Director, Naval Gun Systems, FMC Defense Group, from 1989 to 1991. Mr. Foster has been a director of Teleflex, Inc. since May 2013 and serves on its audit committee.

Key Attributes, Experience and Skills:

Mr. Foster has over 30 years’ management, operations and finance experience with FMC Corporation, including over eleven years as CFO, as well as experience as a director of another public company. Mr. Foster has been a valuable member of the audit committee since joining the board. He provides expertise and advice in the finance and investor relations areas, and his background in chemical operations has proven valuable in connection with discussions of capital spending and global sourcing. Mr. Foster’s many years of managing a large and geographically dispersed finance organization, his experience as the CFO of a publicly-traded company and his seven years as a member of the board of Hexcel led his fellow directors to appoint him as Lead Director starting in January 2014.

THOMAS A. GENDRON, 53, director since 2010

Position, Principal Occupation, Business Experience and Directorships:

Mr. Gendron has been Chairman, Chief Executive Officer and President of Woodward, Inc., a designer, manufacturer and service provider of energy control and optimization solutions used in global infrastructure equipment, serving the aerospace, power generation and distribution and transportation markets, since 2007. Mr. Gendron was President and Chief Executive Officer of Woodward from 2005 to 2007 and President and Chief Operating Officer from 2002 to 2005. Prior to becoming President of Woodward, Mr. Gendron served in a variety of management positions at Woodward.

Key Attributes, Experience and Skills:

Mr. Gendron’s experience as president and CEO of Woodward, a NASDAQ-listed company, includes extensive operations and marketing experience in the aerospace and wind power industries. Woodward’s global aircraft and wind turbine controls business enables Mr. Gendron to provide the board with insight as to the aerospace and wind power industry, and offer guidance on the development of marketing strategies. In addition, Mr. Gendron’s significant manufacturing management experience makes him well-suited to advise our operations team.

JEFFREY A. GRAVES, 52, director since 2007

Position, Principal Occupation, Business Experience and Directorships:

Since May 2012, Dr. Graves has served as Chief Executive Officer of MTS Systems Corporation, a leading global supplier of test systems and industrial position sensors. From 2005 until May 2012, Dr. Graves served as President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation as Chief Executive Officer (2003 to 2005); President and Chief Operating Officer (2002-2003); and Vice President of Technology and Engineering (2001-2002). From 1994 to 2001 Dr. Graves was employed by the General Electric Company, holding a variety of management positions in GE’s Power Systems division from 1996 to 2001, and in the Corporate Research and Development Center from 1994 to 1996. Prior to General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves is also a member of the board of directors of MTS Systems Corporation and Teleflex, Inc. Dr. Graves serves on Teleflex’s compensation committee. Dr. Graves was a member of the board of directors of C&D Technologies, Inc. from 2005 through 2012.

Key Attributes, Experience and Skills:

Dr. Graves has ten years’ experience as a CEO of three NYSE-listed companies and significant experience as a director of other US public companies. Dr. Graves has significant global operations and R&D experience, including with GE, holds a PhD in Materials Science and has extensive prior involvement in materials development and application processes for airframe, propulsion systems and energy fields. In addition to the obvious value as an experienced CEO of three public companies, Dr. Graves was recruited to the board to help provide additional technical expertise. He has extensive experience doing business in China and India, enabling him to provide valuable contributions to discussions related to our Asia and Far East strategy, particularly with respect to industrial markets. Dr. Graves and Dr. Hill regularly review our R&D programs and organization and report back to the board their findings and recommendations. In addition, Dr. Graves has advised on information technology projects based on his past experience with the implementation of enterprise resource planning systems.

DAVID C. HILL, 67, director since 2008

Position, Principal Occupation, Business Experience and Directorships:

Dr. Hill served as President and Chief Executive Officer of Sun Chemical Corporation, a producer of printing inks and pigments, from January 2006 until his retirement in December 2007. During this time he was also a Supervisory Board member of Sun Chemical Group B.V. From 2001 to 2005, Dr. Hill was Sun Chemical’s Chief Technology and Operating Officer. Prior to joining Sun Chemical Corporation in 2001, Dr. Hill spent four years at JM Huber Corporation as President of Engineered Materials. From 1980 to 1997, Dr. Hill served at AlliedSignal Inc., where he was President, Fibers from 1991 to 1994, Chief Technology Officer, Engineered Materials from 1994 to 1995 and President, Specialty Chemicals through 1997. Dr. Hill began his career at

Union Carbide Corporation in 1970, and has also been Director of Exploratory and New Ventures Research at Occidental Petroleum Corporation. He holds a Ph.D. in Materials Science and Engineering as well as an M.S. in Engineering and a B.S. in Materials Science and Engineering from Massachusetts Institute of Technology. Dr. Hill was a member of the board of directors of Symyx Technologies, Inc. from 2007 to 2010, and served as a member of its compensation committee and as the chair of its governance committee.

Key Attributes, Experience and Skills:

Dr. Hill brings over 40 years’ management, operations and technology experience in large-scale chemicals and engineered materials organizations to the Hexcel board, including two years as CEO of Sun Chemical Corporation and membership in the National Association of Corporate Directors. In addition to his advanced technical degrees (Ph.D. and M.S.), Dr. Hill has extensive knowledge regarding the development, manufacture and use of advanced fibers. Dr. Hill was selected to provide the board and management additional technical expertise, particularly related to our fibers and chemical-based products. His extensive experience with the application of continuous improvement techniques to maximize capital efficiency has made him a key contributor to the board, particularly in connection with capital expansion, utilization and resources. Dr. Hill and Dr. Graves regularly review our R&D programs and organization and report back to the board their findings and recommendations.

DAVID L. PUGH, 65, director since 2006

Position, Principal Occupation, Business Experience and Directorships:

Mr. Pugh served as the Chairman and Chief Executive Officer of Applied Industrial Technologies Inc., one of North America’s leading industrial product distributors, from October 2000 until October 2011. He was President and Chief Operating Officer of Applied from January 1999 to January 2000 and President and Chief Executive Officer of Applied from January 2000 to October 2000. Prior to joining Applied, Mr. Pugh was senior vice president of Rockwell Automation and general manager of Rockwell’s Industrial Control Group. Prior to joining Rockwell, Mr. Pugh held various sales, marketing and operations positions at Square D. Co. and Westinghouse Electric Corp. Mr. Pugh is also a member of the board of directors of NN, Inc. and serves on its audit and compensation committees.

Key Attributes, Experience and Skills:

Mr. Pugh was CEO of an NYSE-listed company for eleven years until retirement in 2011. Throughout his career, he gained extensive operations and sales and marketing experience in large-scale global manufacturing organizations; and extensive experience as a director of public companies. Mr. Pugh’s expertise in factory control systems and equipment maintenance programs has provided valuable expertise to the board and to our operations management team. Mr. Pugh is chair of the compensation committee and brings important perspectives in the executive compensation area to both the compensation committee and the board, as a result of his varied experiences with other public boards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

Independence of Directors

We currently have nine independent directors out of ten directors. Our board affirmatively determined that each director nominee, other than Mr. Stanage, who is our Chairman, Chief Executive Officer and President, meets the NYSE director independence requirements. In making these determinations our board considered whether a director has a “material relationship” with us as contemplated by the NYSE listing standards. One non-employee director has a relationship with us other than as a director of Hexcel. Ms. Brubaker is a director of a private aerospace company that is our customer. In determining that Ms. Brubaker did not have a material relationship with us, and thus was independent, our board considered, among other things, the sales to this private aerospace company as a percentage of our total sales, as well as that Ms. Brubaker has no significant direct or indirect pecuniary interest in the business relationship between us and this private aerospace company. Under the NYSE listing standards, Mr.  Stanage is not independent by virtue of his being employed by us.

Meetings and Standing Committees of the Board of Directors

General

During 2013 there were eight meetings of the board and 21 meetings (and one action by written consent) in the aggregate of the four standing committees of the board. The board did not take any action by written consent. Each of the incumbent directors who served on the board and its committees during 2013 attended or participated in at least 75% of the aggregate number of board meetings and applicable committee meetings held during 2013, except for Mr. Stanage, who became a director in August 2013. Mr. Stanage attended 100% of the meetings held after his nomination as a director. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders. Each of the incumbent directors attended the last annual meeting of stockholders.

The board has established the following standing committees: audit committee; compensation committee; finance committee; and nominating and corporate governance committee. The board may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board. Each of our four standing committees operates under a charter adopted by the board. The charter for each committee except the finance committee requires that all members be independent as required by NYSE listing standards. The charter of the finance committee prohibits the committee from taking any action that is required by NYSE rules to be taken by a committee composed entirely of independent directors, unless the finance committee is composed entirely of independent directors. Our board has also adopted a set of corporate governance guidelines. All committee charters and the corporate governance guidelines can be viewed on the investor relations section of our website, www.hexcel.com, under “Corporate Governance.” You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826.

The table below provides information regarding membership of each board committee and meeting held during fiscal year 2013:

Name	Audit	Compensation	Nominating and Corporate Governance	Finance
Joel S. Beckman		Ö		Chair
Lynn Brubaker	Ö		Chair
Jeffrey C. Campbell	Chair
Sandra L. Derickson		Ö	Ö
W. Kim Foster	Ö		Ö
Thomas A. Gendron		Ö
Jeffrey A. Graves			Ö	Ö
David C. Hill	Ö			Ö
David L. Pugh		Chair
Number of Meetings	8	8	3*	2

*	In addition, the Nominating and Corporation Governance Committee acted once by written consent.

Audit Committee

The audit committee assists with the board’s oversight of the integrity of our financial statements, our exposure to risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 62 of this proxy statement.

All members of our audit committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, our board has determined that Jeffrey C. Campbell is an audit committee financial expert under SEC rules.

The audit committee has adopted procedures for the receipt, retention and handling of concerns regarding accounting, internal accounting controls and auditing matters by employees, stockholders or other persons. Any person with such a concern should report it to the board as set forth under “Contacting the Board” on page 14. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The audit committee has established policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm. These policies and procedures are described on pages 63-64 of this proxy statement.

Finance Committee

The finance committee provides guidance to the board and management on significant financial matters, including the Company’s capital structure, credit facilities, equity and debt issuances, acquisitions, divestitures and liquidity.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee regularly seeks input from the board regarding the skills and attributes it believes new nominees should possess in order to strengthen the board; identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; develops and recommends to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The committee has independent authority to select and retain any search firm to assist it in identifying qualified candidates for board membership, and has the sole authority to approve the search firm’s fees and terms of engagement.

The nominating and corporate governance committee believes that each nominee for director should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s supervision and oversight of our business and affairs. The committee also considers the following when selecting candidates for recommendation to the board: broad business knowledge, experience, professional relationships, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs or stated requirements of the board.

We do not have a formal policy with regard to consideration of diversity in identifying director nominees. However, both the charter of the nominating and corporate governance committee and our corporate governance guidelines list diversity as one of many attributes and criteria that the committee will consider when identifying and recruiting candidates to fill positions on the board. Our corporate governance guidelines also state that our board should generally have no fewer than ten directors to permit diversity of experience. The committee considers a broad range of diversity, including diversity with respect to experience, skill set, areas of expertise and professional background, as well as race, gender and national origin. Our informal policy regarding consideration of diversity is implemented through discussions among the committee members, and by the committee with our outside search firm and with senior management. The committee assesses the effectiveness of this policy through its annual self-evaluation, a report of which is delivered to the board. Every board candidate search undertaken by us includes diversity as a desired attribute for the candidate.

The nominating and corporate governance committee will consider director candidates recommended by stockholders, as well as by other means such as our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. The company’s policy on the consideration of all director candidates, regardless of source, is set forth in the charter of the nominating and corporate governance committee. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to our corporate secretary at the address listed below under “Contacting the Board” so that it is received at least 120 days prior to the anniversary date of our prior year’s annual meeting of stockholders. The stockholder must supply the following information with his or her recommendation:

•

The name and record address of the stockholder and evidence of the stockholder’s ownership of Hexcel stock, including the class and number of shares owned of record or beneficially (and including any other direct or indirect pecuniary or economic interest in Hexcel stock) and the length of time the interest in the shares have been held

•

The name, age, business address and residence address of the candidate, a listing of the candidate’s qualifications to be a director, and the person’s consent to be named as a director if selected by the committee and nominated by the board

•	An advance irrevocable resignation letter providing for the contingent resignation of the candidate in the event that the candidate is elected to the board and subsequently becomes a holdover director

•	Any information about the stockholder and the candidate which would be required to be disclosed in a proxy statement or other filing relating to the election of directors

•	A representation that the stockholder intends to appear in person at the annual meeting to nominate the candidate

•	Any material interest of the stockholder relating to the nomination of the candidate, including a description of all arrangements or understandings between the stockholder and the candidate

•	A description of all arrangements or understandings between the stockholder and any other person, naming such other person, relating to the recommendation of such candidate

The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the board may take into consideration the number of shares held by a recommending stockholder and the length of time that such shares have been held. No stockholder recommendations were made for this Annual Meeting.

Compensation Committee

The compensation committee defines the goals of our compensation policy, reviews and approves our compensation and oversees our benefit plans. In this capacity, the compensation committee administers our incentive plans and may make grants, for example, of non-qualified stock options (“NQOs”), restricted stock units (“RSUs”) and performance-based share awards (“PSAs”) to executive officers, other key employees, directors and consultants.

Additional information regarding the compensation committee, including additional detail about the objectives, policies, processes and procedures of the compensation committee, and information with regard to the compensation consultant retained by the compensation committee, which includes a description of all services provided, is set forth in Compensation Discussion and Analysis beginning on page 20 of this proxy statement.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer. The board believes that it is appropriate for Mr. Stanage to hold both offices because the combined role enables decisive leadership and clear accountability and enhances our ability to communicate our strategy clearly and consistently to stockholders and other key constituencies, such as our employees and key customers and suppliers. We also believe we have in place sound counter-balancing mechanisms to ensure that we maintain the highest standards of corporate governance and effective accountability of the CEO to the board, including the following:

•	Each of the other nine directors on the board is independent

•	The board has named a lead director, whose responsibilities are described in detail below

•	Mr. Stanage’s performance and compensation is reviewed, and Mr. Stanage’s compensation is set, by the compensation committee, with formal oversight by the independent directors as a group

•	The independent directors meet regularly in executive sessions without management

•	The board regularly reviews performance, management development and succession plans for executive positions.

Our bylaws dictate that if the chairman of the board is independent, then the chairman will be the lead director or, if the chairman is not independent, as is the case with Mr. Stanage, then the independent directors are required to designate an independent board member to serve as lead director. The independent directors have designated Mr. Foster to serve as lead director. Mr. Foster has the authority to call a meeting of the independent directors in addition to the responsibilities listed below.

•	Oversees the flow of information to the board

•	Determines the agenda for board meetings with input from management and other directors

•	Oversees the board’s performance evaluations of the CEO and provides feedback directly to the CEO

•	Supervises the board and committee annual self-evaluation process

•	Chairs executive sessions of the board and meets with the CEO to discuss matters of board concern

•	Collaborates with the nominating and corporate governance committee in monitoring the composition and structure of the board and leads director recruitment efforts.

Under our corporate governance guidelines, the independent directors are required to meet as a board in executive session, without management, a minimum of two times a year, but normally do so at every regular board meeting.

Risk Oversight

The board is responsible for overseeing our risk management. The board sets our risk management strategy and oversees the implementation of our risk management framework. Specific board committees are responsible for overseeing specific types of risk. Our audit committee periodically reviews our insurance coverage, currency exchange and hedging policies, tax exposures and our processes to ensure compliance with laws and regulations, and also reviews reports from our anonymous hotline that employees can use to report suspected violations of our Code of Business Conduct. The audit committee also regularly meets in executive sessions without management present with our outsourced internal audit firm and our independent registered public accounting firm to discuss areas of concern of which the board should be aware. The board, and when specific need arises, the finance committee, addresses significant financing matters such as our capital structure, credit facilities, equity and debt issuances, acquisitions and divestitures, and liquidity. Our compensation committee establishes compensation policies and programs that do not incentivize executives and employees to take on an inappropriate level of risk, as discussed under “The Process for Setting Compensation—Compensation Risk Oversight” on page 25 of this proxy statement. The nominating and corporate governance committee is responsible for ensuring that we have an adequate succession plan in place for our senior leadership. Each of our board committees delivers a report to the board, at the next board meeting, regarding matters considered at committee meetings that have taken place since the last board meeting.

Our senior management meets periodically with our operations leadership teams to discuss and review the risks that exist in connection with our business. Management makes regular presentations to the board, no less than two times per year (and more frequently if circumstances warrant), regarding all types of material risks facing the company. At these meetings the board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

Succession Planning

At least annually, the board engages in a review of management developmental and succession planning to assess employee development programs and organizational effectiveness, and conducts in-depth discussions regarding specific succession and contingency planning for all key senior leadership positions.

Contacting the Board

Stockholders and other interested parties may contact the non-management members of the board or the lead director by sending their concerns to: Board of Directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; facsimile number (203) 358-3972; e-mail address boardofdirectors@hexcel.com. The Corporate Secretary will review all communications and forward them to the lead director. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the lead director. Any communications received by the lead director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board has adopted the Hexcel Code of Business Conduct in order to clarify, disseminate and enforce this policy. The Code applies to all of our officers, directors and employees worldwide, including our chief executive officer, chief financial officer and controller. The Code can be viewed on the investor relations section of our website, www.hexcel.com, under “Corporate Governance.” In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to our directors or executive officers, will be promptly disclosed on the investor relations section of our website under “Corporate Governance.”

Director Compensation in 2013

Our non-employee director compensation program is comprised of a mix of cash and stock-based incentive compensation designed to attract and retain qualified candidates to serve on our board. In May 2013, the board performed its annual review of the director compensation program against survey data from the National Association of Corporate Directors (“NACD”) and our comparator group (as described on page 26). The review indicated that despite an increase in annual compensation that was made in 2012, our directors were still compensated below the median of the compensation level indicated by the NACD survey. The compensation committee had previously concluded it was important that directors be competitively compensated at the median level determined in the NACD survey and therefore recommended that the board approve a $10,000 increase to the annual compensation, in the form of additional RSUs, rather than cash, to further align the interests of directors with stockholders. The recommendation of the committee was adopted by the board, effective immediately following the annual meeting in May 2013. In addition, based on the same survey data, the committee recommended and the board adopted an increase in the cash retainer for our lead director of $12,500.

Annual non-employee director cash compensation consists of a retainer of $48,000 plus:

•	$25,000 for the lead director

•	$12,500 for the audit committee chair

•	$7,500 for the compensation committee chair

•	$5,000 for each of the nominating and corporate governance committee and the finance committee chairs

•	$10,000 paid to each member of the audit committee (including the chair of the committee)

•	$7,500 paid to each member of the compensation committee (including the chair of the committee)

•	$5,000 paid to each member of the nominating and corporate governance committee and the finance committee (including the chairs of the committees)

Upon initial election to the board and on each re-election thereafter, each non-employee director receives a grant of RSUs in an amount determined by the compensation committee as guided by the advice of its independent compensation consultant and other relevant factors. The target grant date value of RSUs issued to directors immediately following the 2013 annual meeting of stockholders was $105,000. The closing price of our common stock that day was $30.45, which resulted in a grant of 3,448 RSUs to each director. The RSUs vest daily over the twelve months following the date of grant and convert into an equal number of shares of our common stock on the first anniversary of grant unless the director elects to defer conversion until termination of service as a director.

In addition to the annual compensation described above, each non-employee director receives $1,000 for attendance at a meeting of a special committee of the board.

Our stock ownership guidelines, which are described on page 37, apply to non-employee directors as well as executive officers. Each non-employee director is expected to own shares of our common stock that have a value equal to at least three times his or her annual cash retainer. The table below summarizes the compensation paid by the company to non-employee Directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Joel S. Beckman	65,500	104,992	170,492
Lynn Brubaker	63,000	104,992	167,992
Jeffrey C. Campbell	70,500	104,992	175,492
Sandra L. Derickson	78,000	104,992	182,992
W. Kim Foster	58,000	104,992	162,992
Thomas A. Gendron	55,500	104,992	160,492
Jeffrey A. Graves	58,000	104,992	162,992
David C. Hill	63,000	104,992	167,992
David. L. Pugh	63,000	104,992	167,992

(1)	The grant date fair value of each RSU granted to directors was $30.45, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the director. For additional information regarding the assumptions made in calculating these amounts, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	As of December 31, 2013, our non-employee directors had RSUs outstanding as follows:

Outstanding RSUs(a)
Joel S. Beckman	26,763(b)
Lynn Brubaker	3,448
Jeffrey C. Campbell	28,266
Sandra L. Derickson	17,121
W. Kim Foster	23,122
Thomas A. Gendron	13,678
Jeffrey A. Graves	23,002
David C. Hill	17,424
David L. Pugh	26,514

(a)	All RSUs granted prior to the 2013 annual meeting are vested. Outstanding RSUs include any grants for which the director has elected to defer the conversion of such grant into shares until such time as the director ceases to be a member of the board. Each director (other than Ms. Brubaker, Ms. Derickson and Dr. Hill) has elected to defer the conversion of his or her RSUs granted in 2013.

(b)	Includes 1,590 RSUs held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these RSUs.

EXECUTIVE OFFICERS

Set forth below is certain information concerning each of our executive officers in 2013. For additional information concerning Mr. Stanage, see “PROPOSAL 1—ELECTION OF DIRECTORS—Information Regarding the Directors” on page 5.

Name	Age on March 20, 2014	Executive Officer Since	Position(s) With Hexcel
David E. Berges	64	2001	Executive Chairman of the Board(1)
Nick L. Stanage	55	2009	Chairman of the Board; Chief Executive Officer; President; Director(2)
Wayne C. Pensky	58	2007	Senior Vice President; Chief Financial Officer
Ira J. Krakower	73	1996	Senior Vice President; General Counsel; Secretary
Robert G. Hennemuth	58	2006	Senior Vice President, Human Resources

(1)	Mr. Berges served as Chairman of the Board and Chief Executive Officer until July 31, 2013. He served as Executive Chairman of the Board from August 1 until his retirement on December 31, 2013.

(2)	Mr. Stanage served as President and Chief Operating Officer until August 1, 2013, when he was named Chief Executive Officer and President, and was elected director. He became Chairman of the Board of Directors effective January 1, 2014.

DAVID E. BERGES served as Executive Chairman of the Board of Directors from August 1, 2013 until his retirement on December 31, 2013, at which time he became a consultant to the company for the one-year period ending December 31, 2014. He served as Chairman of the Board of Directors and Chief Executive Officer from July 2001 until July 31, 2013, and was our President from February 2002 to February 2007. Prior to joining Hexcel, Mr. Berges was President of the Automotive Products Group of Honeywell International Inc. from 1997 to July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Previously Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, a division of Barnes Group Inc. Mr. Berges spent the first 15 years of his career in a variety of managerial and technical positions with the General Electric Company. Mr. Berges was a director of Dana Corporation from 2004 to January 2008.

WAYNE C. PENSKY has served as our Senior Vice President and Chief Financial Officer since April 2007. Prior to serving in his current role, Mr. Pensky served as Vice President, Finance and Controller of our Composites global business unit since 1998. From 1993 to 1998 Mr. Pensky was our Corporate Controller and Chief Accounting Officer. Prior to joining Hexcel in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., where he had been employed since 1979.

IRA J. KRAKOWER has served as our Senior Vice President, General Counsel and Secretary since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the board and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

ROBERT G. HENNEMUTH has served as our Senior Vice President, Human Resources since March 2006. Prior to joining Hexcel, Mr. Hennemuth served as Vice President—Human Resources of Jacuzzi Brands, Inc. from July 2003 to September 2005. Previously, he was employed by Honeywell International Inc., (formerly known as AlliedSignal Inc.), where he served as Vice President of Human Resources & Communications for various businesses from December 1996 to June 2003, including the Honeywell Consumer Products Group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information as of February 28, 2014 with respect to the ownership by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock:

Name and Address	Number of Shares of Common Stock(1)	Percent of Common Stock(1)
The Vanguard Group(2)	5,752,688	5.74%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	“Number of Shares” is based on information contained in a Statement on Schedule 13D, 13D/A, 13G or 13G/A filed with the SEC as indicated in footnote (2) below. The “Percent of Common Stock” is based on such number of shares and on 97,991,284 shares of common stock issued and outstanding as of February 28, 2014.

(2)	Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 11, 2014. Based on the Schedule 13G/A, The Vanguard Group is an investment advisor that has sole voting power with respect to 63,347 shares, sole dispositive power with respect to 5,752,688 shares and shared dispositive power with respect to 55,947 shares.

Stock Beneficially Owned by Directors and Officers

The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of February 28, 2014 by our current directors and the executive officers listed in the Summary Compensation Table and by all directors and executive officers as a group. The information appearing under the heading “Number of Shares of Common Stock” was supplied to us by the persons listed in the table.

Name	Number of Shares of Common Stock(1)	Percent of Common Stock(2)(3)
Nick L. Stanage	317,628	*
Joel S. Beckman(4)	28,199	*
Lynn Brubaker	6,920	*
Jeffrey C. Campbell	36,041	*
Sandra L. Derickson(5)	49,856	*
W. Kim Foster	23,094	*
Thomas A. Gendron	23,650	*
Jeffrey A. Graves	22,974	*
David Hill(6)	20,896	*
David L. Pugh	31,486	*
Wayne C. Pensky	344,205	*
Ira J. Krakower	456,701	*
Robert G. Hennemuth	182,170	*
David E. Berges(7)	2,008,004	2.0%
All executive officers and directors as a group (14 persons)	3,471,824	3.5%

(1)	Includes shares underlying stock-based awards that either were vested as of February 28, 2014, or will vest within 60 days of this date. These shares are beneficially owned as follows: Mr. Stanage 179,058; Mr. Beckman 26,696; Ms. Brubaker 3,420; Mr. Campbell 28,238; Ms. Derickson 17,093; Mr. Foster 23,094; Mr. Gendron 13,650; Dr. Graves 22,974; Dr. Hill 17,396; Mr. Pugh 26,486; Mr. Berges 1,167,852; Mr. Pensky 244,470; Mr. Krakower 218,890; Mr. Hennemuth 138,122; and all executive officers and directors as a group 2,127,439. None of our directors or named executive officers has pledged any of our common stock as security.

(2)	Based on 97,991,284 shares of common stock issued and outstanding as of February 28, 2014. As required by SEC rules, for each individual person listed in the chart the percentage is calculated assuming that the shares listed in footnote (1) above for such person are outstanding, but that none of the other shares referred to in footnote (1) above are outstanding.

(3)	An asterisk represents beneficial ownership of less than 1%.

(4)	Includes 1,590 shares underlying stock-based awards granted to Mr. Beckman that are held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these shares.

(5)	Includes 32,763 shares held by the Derickson Revocable Trust. Ms. Derickson has investment and voting control over such shares.

(6)	Includes 3,500 shares held by the David C. Hill Trust. Dr. Hill has investment and voting control over such shares.

(7)	Reflects Mr. Berges’ ownership as of his retirement from the board on December 31, 2013, including shares underlying stock-based awards that either were vested as of December 31, 2013, or would vest within 60 days of this date. Includes 158,648 shares held by the Berges Family Trust, 640 shares held by the Trust for the benefit of Kelly Margaret Fontanella and 640 shares held by the Trust for the benefit of Scott Dean. Mr. Berges has investment and voting control over such shares. Also includes 500 shares held by Mr. Berges’ spouse.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes and analyzes the material elements of 2013 compensation for our executive officers identified in the Summary Compensation Table on page 42. We refer to these individuals as the named executive officers, or “NEOs.” The compensation committee of the board of directors is responsible for determining the compensation and benefits of the NEOs. The committee’s determination of the compensation of our CEO is subject to ratification by our independent directors.

Executive Summary

In setting NEO compensation for 2013, the committee focused on the alignment of pay and performance, with short-term and long-term goals designed to incentivize improvements in key financial and operational measures. Our 2013 results demonstrate such alignment. We achieved our highest historical full year results for sales, gross margin, operating income, and adjusted net income in 2013, exceeding our 2012 performance, which was also a record-setting year for these measures. At the same time, we continued to make significant investments in new products, research and technology, and global manufacturing capacity to meet customer demands. Our year-over-year net sales increased 6.3%, which we leveraged into a 12.8% increase in Adjusted EBIT. Our strong performance was reflected in an 18.6% increase in our Adjusted Diluted Earnings per Share. Cash from Operating Activities grew by 21.5% over the prior measurement period, which maintained our ability to fund investments in 2013 to meet projected customer demand. See “Pay for Performance—MICP Annual Cash Incentive” on pages 22-23 for a description of these metrics as they relate to our cash incentive awards. Our total stockholder return (“TSR”) for the period January 1 through December 31, 2013 was 65.8%.

In addition, the committee considered the results of the stockholder advisory vote on executive compensation held at our 2012 annual meeting of stockholders, at which over 88% of the votes cast were for approval of our executive compensation. This was one factor considered by the committee in its decision to maintain the principles underlying our existing compensation strategy for 2013. Furthermore, in evaluating the NEOs’ performance in 2013 and setting compensation for 2014, the committee considered the result of the stockholder advisory vote on executive compensation held at our 2013 annual meeting of stockholders, at which over 91% of the votes cast were for approval of our executive compensation.

Pay for Performance

We recognize that our stockholders invest in the company with the expectation that we will deliver a level of performance that creates value. We seek to deliver sustainable value, meaning that our actions to generate short-term results should be balanced with the need for investments in technologies, capabilities, products, markets and employees to provide increased profitability over the long-term.

When evaluating the appropriateness of our executive compensation for 2013 relative to our performance, the following considerations are relevant:

•	Did our profitability generate meaningful TSR?

•	Did our selection of short-term and long-term financial objectives create incentives to deliver acceptable levels of performance improvement?

•	Are we investing our capital and resources prudently to generate operating returns that exceed our cost of capital?

As explained below, we believe the answer to these questions is “yes.”

Total Stockholder Return

TSR is one reflection of company performance. The long-term compensation of Mr. Berges, our CEO until August 1, 2013 and thereafter Executive Chairman through December 31, 2013, is closely aligned with our TSR performance because over 50% of his target compensation consisted of equity awards, and our stock ownership guidelines require a significant holding of equity. However, TSR can be affected by external forces beyond the company’s control that may not reflect the operating performance of the company over the measurement period. We believe it is more appropriate to link our CEO’s compensation to cash and equity incentives that reflect short-term and long-term financial and operational goals that will promote growth in TSR. The chart below shows our cumulative TSR for the five-year period ending December 31, 2013 compared with Mr. Berges’ total direct compensation (“TDC”) for 2009 through 2013. Total direct compensation includes the following components: salary, actual cash incentive award, grant date value of annual equity awards and all other compensation, as derived from the Summary Compensation Table.

•

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table set forth on page 42, includes changes in the value of pensions and nonqualified deferred compensation earnings, which reflect amounts that are driven by accounting and actuarial assumptions, and which are not necessarily reflective of compensation actually realized by the NEOs for a particular year. We believe that TDC provides a more meaningful measurement for assessment.

•	The five-year cumulative TSR shows the increase or decrease in value of a $100 investment in Hexcel common stock made on January 1, 2009, as of the end of each fiscal year in the five-year period.

•

The chart shows the TDC for Mr. Berges, who served as CEO until August 1, 2013, and thereafter as Executive Chairman through December 31, 2013. We did not show the TDC for Mr. Stanage because he served as CEO for just five months during 2013, and therefore there is insufficient data to show a correlation between his TDC as CEO and five-year TSR.

Compensation Components

Target compensation in 2013 for our NEOs included salary, annual cash incentive awards granted under our Management Incentive Compensation Plan (“MICP”), and equity awards in the form of restricted stock units (“RSUs”), non-qualified stock options (“NQOs”) and performance-based share awards (“PSAs”). A significant portion of NEO compensation, ranging from 46% to 56% of total target compensation in 2013, was in the form of long-term equity incentives. We believe that the long tenure of our NEOs and their demonstrated commitment to the long-term performance of the company (NEOs hold their NQOs for an average of almost six years), reflects the effectiveness of our compensation strategy.

*Shows NEOs at beginning of 2013

Actual NEO compensation in 2013 included the following elements:

Element	2013 Pay Action
Base Salary	Increased NEO salaries at the start of the year based on individual performance and evaluation against our comparator group. Increases ranged from 3.3% to 10.0%.
MICP	Awarded a payout of 137.1% of target under our MICP based on performance against targets for Cash from Operating Activities, Adjusted EBIT and Adjusted Diluted Earnings per Share. See “Pay for Performance—MICP Annual Cash Incentive” below.
Equity-Based Awards	Continued our practice of awarding our NEOs a mix of NQOs, RSUs and PSAs with an overall design to provide performance-based incentives aligned with stockholder interests and long-term company strategy. Target equity compensation for Mr. Berges and Mr. Stanage consisted of 37.5% NQOs and 62.5% PSAs, while the other NEOs’ target equity compensation for 2013 consisted of 25% RSUs, 37.5% PSAs and 37.5% NQOs. See “Components of Executive Compensation for 2013 – Equity Awards” on pages 31-33.

MICP Annual Cash Incentive

Our performance measures for 2013 MICP awards were designed to incentivize our leaders to achieve improvements in three areas: Adjusted EBIT, Cash from Operating Activities and Adjusted Diluted Earnings per Share, with each component given equal weight. In January 2014, the compensation committee certified the degree of attainment of the 2013 financial measures, which resulted in a payout percentage of 137.1% of the aggregated target awards for all participants in the MICP, as shown in the graph below. Even though the company achieved record high results under each of these measures in 2012, the 2013 targets were set in excess of 2012 actual results by approximately 10%. This challenged the management team to build on our 2012 performance, and in 2013 we achieved above-target performance for all three measures. See “Components of Executive Compensation for 2013 – MICP Awards” on pages 30-31.

The following GAAP and non-GAAP financial measures were used to measure performance for our 2013 annual cash incentive awards granted under the MICP:

“Cash from Operating Activities” means cash provided by operating activities of continuing operations from the consolidated statement of cash flows, measured from September 30, 2012 to December 31, 2013.

“Adjusted EBIT” means operating income plus the sum of business consolidation and restructuring expense and other expenses (income) and eligible severance payments.

“Adjusted Diluted Earnings per Share” means the quotient of Adjusted EBIT minus interest expense minus income taxes, as adjusted, divided by the weighted average number of diluted shares of common stock outstanding.

Performance-Based Share Awards

The PSAs awarded in 2011 used Return on Invested Capital, or “ROIC,” for the purpose of assessing our performance for the three-year performance period ending December 31, 2013. ROIC rewards both earnings and the efficient management of the assets of the company. ROIC for these PSAs was defined as the average return for 2011, 2012 and 2013 divided by the average invested capital as of December 31, 2010, 2011, 2012 and 2013, where:

•	“Return” generally means operating income, adjusted for other operating expense (income), taxes and including equity in earnings from affiliated companies, and

•	“Invested capital” generally means stockholders’ equity plus total debt.

In January 2014, the compensation committee certified that for the 2011-2013 performance cycle, we achieved ROIC of 14.7%, which was just below the maximum performance level of 14.8% and resulted in an award of 194% of target, as shown in the graph below. This result demonstrates that our performance continued to be strong in the long-term as well as in the short-term, as our investments generated a return that greatly exceeded our cost of capital, while we continued to make substantial investments in capacity to support customer demands.

We pay incentive compensation only after the committee has certified our performance results and corresponding MICP and PSA awards for the performance period. In certifying the results, the committee first performs a review of our financial performance against goals following verification of the calculations by our independent auditors.

The Process for Setting Compensation

Compensation Philosophy

The company’s compensation philosophy, as determined by the compensation committee, is:

•	To attract, retain and motivate a high caliber of executive talent

•	To ensure that a significant portion of total target compensation is variable compensation based on company performance

•	To encourage long-term focus while recognizing the importance of short-term performance

•	To determine compensation based on forward-looking considerations and not solely on the basis of past compensation or results

•	To align executive and stockholder interests by requiring NEOs to meet ownership guidelines and prohibiting them from hedging our stock

•	To establish goals for performance-based compensation that are challenging yet attainable

•

To discourage excessive risk taking by structuring our pay to consist of a blend of both fixed and variable elements, using an appropriate mix of short and long-term company performance metrics, and setting maximum total payouts

•

To prevent and remedy executive misconduct, and impose appropriate discipline on individuals who engage in misconduct. See page 38 for a description of our policy regarding executive misconduct, which authorizes recoupment of incentive compensation from an executive whose misconduct results in the inaccurate reporting of financial results.

The process used by the company to implement this philosophy is described below.

The Compensation Committee

The compensation committee operates under a written charter approved by the board and reviewed by the committee annually. The charter provides that the committee is accountable for defining the goals of our compensation policy, reviewing and approving our compensation programs, and overseeing our benefit programs. The committee reviews and approves the compensation of the NEOs on an annual basis, including salary, cash incentives, equity grants and benefits. The committee’s approval of the compensation of our CEO is subject to ratification by our independent directors. The committee also reviews annually the benefit plans applicable to all of our employees, including the NEOs. In addition, the committee periodically reviews our retirement benefits for NEOs.

Compensation Consultant

The committee retains an independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy” or “the consultant”), to assist it in establishing and reviewing executive compensation. The consultant reports directly to the compensation committee and the committee has the sole authority to approve the consultant’s fees and the other terms of engagement. In accordance with NYSE listing standards, the committee assessed the independence of Semler Brossy and determined that it was independent and that its work for the committee has not raised any conflict of interest.

The committee instructs the consultant to provide advice to the committee with the objective of creating long-term value for stockholders through our compensation programs. In providing this advice, the committee asks the consultant to periodically inform the committee of compensation-related developments that may influence the committee’s decision-making processes, including changes to regulations. The consultant is expected to communicate regularly with management to understand the company’s business environment, talent needs, and compensation considerations (from the perspective of both the committee and management). In addition, prior to committee meetings, the consultant confers with the committee chair regarding the matters to be discussed at the meeting, and confers with management on management presentations to the committee. In the event the consultant may differ with management after conferring, the consultant will review any differences independently with the committee, or together with management and the committee. The consultant has not performed, and does not currently perform, consulting work for management outside the scope of the engagement by the committee. If management requests additional work, the consultant must first obtain the approval of the chair of the committee.

With the recommendation and consent of the committee, our CEO confers with the consultant when developing compensation recommendations for the other NEOs. On behalf of the committee, senior management periodically confers with the consultant on our executive compensation programs and may request the consultant’s views regarding modifying or adopting new programs or preparing offers of employment to senior executives.

Compensation Risk Oversight

In December 2013, the committee conducted its annual risk assessment of our compensation policies and practices and evaluated whether our incentive compensation programs would encourage undue risk-taking. The committee considered risk-mitigation features, such as maximum award levels, the use of multiple financial measures, multi-year vesting and stock retention requirements, and a clawback policy. As a result of its review, the committee concluded that we have an incentive compensation program that balances pay and performance but does not drive excessive financial risk-taking. We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Competitive Assessment

Each year the committee specifically reviews performance and authorizes the salaries, incentives, and equity grants for the NEOs. In making these determinations, the committee considers prevailing compensation practices of the comparator group as well as general industry survey data, experience, tenure in position and other factors it deems relevant.

The Comparator Group

The comparator group is comprised of companies which have attributes that, when viewed as a whole, represent a reasonable comparison to us in a number of relevant respects. In particular, the following criteria are considered in selecting our comparator group:

•	Industry, such as aerospace, defense and specialty chemicals

•	Business complexity and international scope and operations

•	Market for investor capital

•	Company characteristics such as revenues, market capitalization and geographic location

•	Competition for executive and managerial talent

The comparator group is selected by the committee based on recommendations by our consultant with input from management. The companies included in the comparator group are reviewed annually, and periodically we conduct a detailed assessment of their continued relevance to the company. For 2013, the committee removed Solutia Inc. because of its acquisition by Eastman Chemical Company in 2012, at which time Solutia ceased to be a publicly traded company.

The comparator group companies considered by the committee in determining NEO compensation for 2013 were:

AAR Corp.	Crane Co.	H.B. Fuller Company
Albemarle Corporation	Curtiss-Wright Corporation	Kaman Corporation
Barnes Group Inc.	Cytec Industries Inc.	Moog Inc.
BE Aerospace, Inc.	Esterline Technologies Corporation	A. Schulman, Inc.
Cabot Corporation	FMC Corporation	Teledyne Technologies Inc.

General Industry Survey Data

In addition to comparator group data, the committee also reviewed the Towers Watson General Industry Executive Database (“Towers Watson”), a large compensation survey of hundreds of companies in various industries, including aerospace, chemicals, automotive and defense. Neither the committee nor the company has any input into the scope of the companies included in the survey. Due to the broad scope of the survey, we size adjust the data based on our revenue for purpose of comparison. While we primarily rely upon the comparator group data, the committee uses the Towers Watson data as a secondary reference to ensure that the company’s compensation practices are similar to those in a broader industry index of companies.

Use of Company Performance in our Compensation Programs

We provide the opportunity for both cash and stock incentives based on achievement of performance measures. Cash awards are available under the MICP. PSAs that convert into shares of common stock are earned over a three-year performance period and are granted under our general long-term incentive plan that provides for the granting of various stock-based awards. Our compensation committee considers and grants MICP and stock-based awards on an annual basis. With input from management and the consultant, and following management’s presentation to the board of a five-year strategic review and current year business plan, the committee selects performance measures and goals and determines the relationship between the achievement of performance and the size of the award payable at threshold, target and maximum performance levels. The selected measures and goals are intended to incent high levels of achievement consistent with our overall business objectives for the performance period.

Use of Individual Performance in our Compensation Programs

CEO

Each year the committee establishes individual performance objectives for the CEO for the year, and evaluates the CEO’s performance against the objectives for the preceding year. The CEO’s MICP award opportunity is based solely on company performance. However, the committee considers achievement of his individual objectives in deciding whether to exercise negative discretion to reduce his MICP award and in setting his target compensation for the subsequent year. At least twice annually, the full board of directors reviews the CEO’s performance, and the lead director then discusses the board’s assessment with the CEO. This assessment includes a review of overall performance of the company, the degree to which strategic objectives are being met, leadership accomplishments, and other factors deemed relevant to the CEO’s performance. The consultant assists the committee in evaluating competitive CEO compensation data and potential compensation actions that could be taken in light of this performance. Our compensation committee charter requires that all decisions regarding CEO compensation be ratified by our independent directors. The CEO has no role in setting his own compensation.

Other NEOs

Each year, the CEO establishes individual performance objectives for the other NEOs and evaluates their performance against the objectives for the preceding year with additional input from the board. MICP award opportunities for the other NEOs are based solely on company performance, subject to the committee’s authority to exercise negative discretion to reduce an NEO’s MICP award. The committee receives the CEO’s assessment of each NEO’s overall performance, criticality to business strategy, career potential, and retention risk. For each NEO, the CEO makes recommendations regarding the MICP award and compensation for the next year. These recommendations are reviewed with the consultant, who advises the committee on the reasonableness of the recommendations relative to competitive norms. While the committee gives appropriate weight to competitive data and the CEO’s recommendations, the committee also exercises its judgment based on the committee’s assessment of the performance of each NEO.

Committee’s Use of Tally Sheets

As part of the committee’s review of the annual target compensation of the NEOs, the committee reviews “tally sheets” for each of the NEOs which reflect base salaries, annual bonuses and equity awards plus other forms of compensation such as employer contributions to our qualified and non-qualified deferred compensation plans, health insurance, and perquisites. With the assistance of the consultant, the committee also uses the tally sheets to provide assurance that our compensation programs are reasonable and in line with industry practices. In addition to the tally sheets, the committee reviews various termination scenarios for our NEOs.

Components of Executive Compensation for 2013

In establishing appropriate compensation opportunities for NEOs, the committee considers a variety of factors, such as, but not limited to, depth of experience, tenure in position, past performance, internal equity, retention risks, and market data. We consider total compensation as well as each component of total compensation against the comparator group. See “The Process for Setting Compensation—Competitive Assessment” on pages 25-26 of this proxy statement. Currently, target pay for each NEO falls between the median and 75th percentile of the comparator group, reflecting the experience of several of our NEOs as well as their sustained good performance.

Applying these factors, the committee determined that 2013 executive compensation would consist of four primary components—salary, short-term cash incentive, long-term equity incentives and a benefits package. The following chart shows each NEO’s salary, target cash incentive under the MICP, and target equity awards in 2013, in each case as a percentage of the NEO’s salary, and the increase in the target component over the prior year. For purposes of calculating the percentages in the chart, the value of each equity award is determined in the same manner used to determine the values appearing in the last column of the Grants of Plan-Based Awards in 2013 table on page 44.

NEO	Salary	% Increase from 2012	Target MICP Award as Percentage of Salary	% Increase from 2012	Grant Date Fair Value Equity Awards as Percentage of Salary	% Increase from 2012
David E. Berges	$1,023,750	5.0%	100%	0%	250%	0%
Nick L. Stanage(1)	$630,284	10.0%	85%	10%	200%	30%
Wayne C. Pensky	$443,424	7.0%	70%	5%	170%	5%
Ira J. Krakower(2)	$381,808	3.0%	70%	5%	145%	5%
Robert G. Hennemuth	$359,584	3.3%	55%	0%	135%	5%

(1)	Effective August 1, 2013, upon his appointment as Chief Executive Officer, Mr. Stanage’s salary was increased to $775,000 and his target MICP award was increased to 100% of salary.

(2)	In addition to the annual equity award expressed as a percentage of salary, Mr. Krakower received a special retention grant of 8,000 RSUs, as further described below.

The committee considered the following factors, among others, in determining the initial 2013 compensation of each of our NEOs:

David E. Berges: The committee deemed Mr. Berges’ salary increase appropriate in light of the company’s outstanding record performance in 2012, the increase in our share price, and our strong financial position to support future growth. Mr. Berges led the company’s efforts to successfully implement a sustainable, long-term business strategy. In 2012 he made important contributions to expanding our global stockholder base, extending long-term contracts with major customers, building customer relationships and promoting new research and technology initiatives. In addition he advanced our management development programs with particular focus on succession planning.

Nick L. Stanage: The increase to Mr. Stanage’s salary, target MICP award, and target equity award opportunity reflected his promotion in May 2012 to Chief Operating Officer, for which he had not previously received any salary increase, and his increasing role in the leadership of the company, including his significant contributions that led to the company’s exceeding its 2012 performance goals. Mr. Stanage played a leadership role in our continued growth through new product introductions, increased operational efficiency and successful management of our capital expansion programs. He oversaw efforts to increase our organizational capability to support growth through human capital acquisitions, increased customer engagement and the continuous improvement of our operational processes in the areas of safety, quality and on-time delivery. Mr. Stanage led efforts to further align the company’s technology development efforts with customer needs, resulting in long-term agreements with key customers for new products on new aerospace programs. In addition, Mr. Stanage oversaw the further development of the company’s strategic planning, business development and succession planning processes.

Wayne C. Pensky: In performing its annual assessment of compensation for the CFO position, the committee found that Mr. Pensky’s total cash compensation in 2012 was below the median for our comparator group, leading them to increase his salary and his target MICP award as a percentage of his salary to better position his overall compensation against the median of the comparator group as well as recognize his strong sustained performance. Mr. Pensky successfully implemented borrowing (including refinancing outstanding debt), cash management and tax strategies that resulted in substantially decreased interest expense and provided significant tax savings and benefits, directed our financial reporting efforts as the company met its internal and external reporting deadlines without experiencing any significant deficiencies with respect to internal controls, led efforts to improve management of our capital structure through share repurchases, and managed the finance function to change with the organization and managed costs and operating performance to help achieve record profitability.

Ira J. Krakower: Mr. Krakower received an increase to his target MICP award to bring his target cash incentive compensation to the median for the comparator group. Mr. Krakower also received a special retention grant of 8,000 RSUs, which vest 50% on each of the second and third anniversaries of the grant date. This award recognized Mr. Krakower’s important and multi-year contributions to the business, particularly as they related to the execution and maintenance of customer contracts and management of regulatory matters, as well as serving to incentivize Mr. Krakower to remain with the company through any potential CEO transition, as Mr. Berges’ employment agreement was to expire in July 2014. Mr. Krakower’s compensation reflected his effective management of the legal and export functions, the negotiation of agreements for protection of the company’s intellectual property, establishment of litigation strategies, guidance to the board and management on matters of governance, as well as his oversight of the adoption and implementation of the company’s compliance policies pertaining to ethical conduct of business.

Robert G. Hennemuth: Mr. Hennemuth’s compensation for 2013 was based on his leadership of the company’s succession planning activities, development and introduction of revised strategies for employer branding, recruitment, assessment and onboarding of technical and managerial candidates, introduction of new career development programs for key executives, development of a new global infrastructure to align and support management and leadership transactions and processes, development of new employee communications strategies and organizational design initiatives, and support to the board’s compensation committee on matters related to executive compensation.

Appointment of Mr. Stanage as CEO

Effective August 1, 2013, Mr. Stanage became the new CEO of the company pursuant to an offer letter dated July 22, 2013. In order to determine an appropriate level of compensation for Mr. Stanage in his new role, the committee engaged the compensation consultant to perform a comprehensive analysis of CEO pay levels within our comparator group, as well as similarly situated executives outside of the comparator group. Based on this analysis, the committee recommended that Mr. Stanage’s salary be increased to $775,000. This salary is below the median salary for our comparator group, but reflects the fact that Mr. Stanage is new to the position and allows for growth in base salary over time. The increase in his incentive target as a percentage of base salary under the MICP to 100% brings that measure in line with the median for our comparator group and reflects our philosophy that a substantial portion of the CEO’s total target compensation should be tied to the company’s performance. More details on the terms of Mr. Stanage’s employment as CEO can be found on pages 45-46 of this proxy.

Consulting and Transition Arrangements with Mr. Berges

In 2013, the board and Mr. Berges worked together to determine a transition of his position as CEO, based on his desire to retire by the end of the year. They agreed that it would be in the best interests of Hexcel for Mr. Berges to serve as Executive Chairman through the end of 2013, to enable the orderly and effective transition of the role of CEO to Mr. Stanage on August 1, 2013. Given the long-term nature of Mr. Berges’ relationships with suppliers and customers and the importance of transitioning these relationships to Mr. Stanage, the committee determined that it would be beneficial for Mr. Berges to provide consulting services during 2014 in further support of the transition. The compensation consultant provided the committee with relevant market data on similar transitions from incumbent to new CEO where the outgoing CEO remained as executive chairman and thereafter as a consultant. Based on the foregoing, Mr. Berges entered into an employment and consulting agreement whereby he would continue to receive his base salary through December 31, 2013, remain eligible for a full year’s payment under the 2013 MICP plan (based on actual results), and receive an award of PSAs with a grant date value of $1.1 million in lieu of cash compensation during the consulting period. In the committee’s opinion, a long-term incentive award rather than cash compensation recognized that Mr. Berges’ actions during the consulting period will contribute to the company’s customer and supplier relationships that are critical to long-term performance, and therefore aligned his interests with those of the company. In addition, the employment and consulting agreement provided that Mr. Berges was entitled to receive a transition performance bonus of $1 million, payable in January 2014, upon determination by the committee that he had accomplished a smooth transfer of the CEO’s responsibilities to Mr. Stanage by:

•	transitioning the leadership role of the Hexcel leadership team to Mr. Stanage

•	supporting communication of the leadership transition throughout the company

•	transitioning key relationships with customers, investors and the financial community

•	facilitating Mr. Stanage’s relationship with the board as well as his introduction to the specialized responsibilities of the board committees

•	advising Mr. Stanage with respect to organizational changes and transitioning decision-making on key projects

In January 2014, the committee determined that Mr. Berges had met or exceeded the expectations of the committee with regard to each of these goals and authorized payment of the transition performance bonus, and also awarded the PSA grant. The PSA award is subject to the same performance objectives as the PSAs issued under the company’s long-term incentive plan to other company executives in January 2014, including the three-year performance period 2014-2016. For additional information on Mr. Berges’ Employment and Consulting Agreement, see page 46 of this proxy statement.

MICP Awards

The MICP is a stockholder-approved plan that provides an annual cash incentive opportunity to select key employees including the NEOs. The cash incentive awards paid for 2013 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Under the plan, competitively-based cash incentive target amounts, expressed as a percentage of salary, are established for participants at the beginning of each year by the committee.

In December 2012, the committee established the 2013 performance measures described below for all participants in the MICP including our NEOs (there were 195 participants overall). The maximum award for each performance measure was 200% of the target award for that measure. The maximum consolidated award was 200% of the weighted average of the awards determined for each performance measure. Nothing is paid in respect of a performance measure if the threshold level for that measure is not attained. Cash incentive awards paid to NEOs for 2013 were determined based on the degree of attainment of these predetermined objective financial performance measures.

For 2013, performance was measured against three metrics: Adjusted EBIT, Cash from Operating Activities and Adjusted Diluted Earnings per Share, with each component given equal weight. This approach is consistent with our MICP approach in 2012, as the committee continues to believe that this mix effectively aligns short-term incentives for plan participants with key financial measures.

The MICP provides for the grant of “qualified awards,” which are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), and for the grant of “non-qualified” awards, which are not intended to qualify as “performance based compensation” under Section 162(m). See below under the heading “The Impact of Tax Regulations on our Executive Compensation—Deductibility of Compensation—Section 162(m)” for details on the impact of Section 162(m).

At the end of the performance period, the committee has discretion to adjust a qualified award downward, but not upward, from the objectively determined level of attainment of the performance measure. Non-qualified awards can be adjusted upward or downward. In 2013, the committee did not exercise negative discretion in making MCIP awards. The NEOs received only qualified awards in 2013.

Equity Awards

Equity incentives foster the long-term perspective necessary for continued success in our business. They also align the interests of our NEOs with stockholder value and are an important element of our goal to be competitive with peer companies. We make annual awards of equity incentives to NEOs. Equity awards prior to May 2013 were made under our 2003 Incentive Stock Plan (the “2003 ISP”). In May 2013, our stockholders adopted the 2013 Incentive Stock Plan (the “2013 ISP”), which supersedes the 2003 ISP and governs all awards made after May 2013. On occasion we make unique individual awards to NEOs when special recognition is warranted. Under our equity award policy:

•	Equity awards may only be authorized by the board, the compensation committee, or by an equity grant committee specifically authorized by the board or the compensation committee

•	The compensation committee has the discretion to authorize grants outside the policy when circumstances warrant

•	The per share exercise price of a stock option shall not be less than the closing price of a share of our common stock on the NYSE on the date of grant

•

We choose to value equity grants and to set the exercise price of an NQO on the third trading day after we next release earnings following a grant authorization to allow the public market an opportunity to digest our most recent financial results and establish the fair market value of a share of our common stock on the date of grant.

In January 2013, we used three forms of equity incentives granted to the NEOs under the 2003 ISP: NQOs, RSUs and PSAs. At its meeting in January 2013, the committee approved the dollar value of each NEO’s aggregate equity award for 2013 as a percentage of the NEO’s salary for 2013, and approved the forms in which the awards would be granted. The committee reviewed a variety of factors to determine if our long-term incentive award mix percentages for our NEOs were competitive with those of our peers and appropriate in light of our compensation philosophies, and, with guidance from the compensation consultant, determined that the mix of types of awards for 2013 would be:

•	Messrs. Berges and Stanage: 37.5% NQOs; 62.5% PSAs

•	Messrs. Pensky, Krakower and Hennemuth: 37.5% NQOs; 25% RSUs; 37.5% PSAs

This represents a change from 2012, when all NEOs received a mix of awards of 50% NQOs, and 25% each of RSUs and PSAs. The committee considered that it was important that more of the long-term awards be made in the form of performance-based awards tied to specific company performance measures, to more closely align the interests of our NEOs with those of our stockholders and to bring our compensation practices in line with the market trends towards greater emphasis on performance-based equity compensation.

Valuation

On January 28, 2013 (the grant date for such awards as determined in accordance with our equity award policy), the dollar values were converted into a number of NQOs, RSUs and PSAs based on the valuation methodology used by us to determine accounting expense for the fair value of the awards under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The RSUs and

PSAs were valued, for each share they represented, at the closing price of our common stock on the NYSE on January 28, 2013 ($28.27). The value of PSAs was not discounted to reflect the degree of difficulty of attaining the applicable performance goals, or to reflect that they vest over time. The NQOs awarded to NEOs were valued at $11.44 for each share based on a Black-Scholes value determined as 40.5% of the closing price of a share.

Stock Options

NQOs have an exercise price equal to the closing price of our common stock on the NYSE on the grant date, typically have a term of ten years and vest ratably over three years. Because financial gain from NQOs is only possible if the price of our common stock increases during the term of the NQO, we believe grants encourage NEOs and other employees to focus on behaviors and initiatives that should lead to a longer-term increase in the price of our common stock, which aligns the interests of our NEOs and employees with those of our stockholders.

Restricted Stock Units

RSUs represent units that generally vest and convert into shares of our common stock on a one-to-one basis ratably over three years. Because RSUs are valued at the closing price of common stock on the date of grant, a grant of equity award value in the form of RSUs results in the issuance of fewer shares and less dilution than would result from providing the same value in the form of NQOs. RSUs are also an important vehicle to enhance retention of key employees and to assist newly hired or promoted NEOs to meet their requirements under our stock ownership guidelines.

Performance-Based Share Awards

PSAs provide an opportunity to receive a number of shares of our common stock based upon achievement of a measure of our performance over a multi-year period. There is a threshold, target and maximum number of shares that can be earned over the performance period. The maximum number of shares that can be earned is 200% of target. PSA grants encourage NEOs and other employees to focus on improved long-term financial performance and increases in the price of our common stock. PSA performance metrics are aligned with return on capital and thus incentivize the efficient utilization of assets to improve the return that we earn on our investments.

PSAs awarded between 2009 and 2012 contained two performance metrics, one based on a return on investment over a three-year period, and the other based on the achievement of separate performance measures aligned with annual targets under our MICP for each of the three years. The awards were structured in this way in response to the volatile financial and business environment stemming from the 2008-2009 economic crisis that made long-range forecasting unreliable, and to ensure that the incentive provided by the PSA awards would adjust to reflect the annual assessments of appropriate performance targets. In setting the 2013 PSA award structure, the committee determined that the credit markets and the economy overall had stabilized sufficiently to permit more reliable forecasting, and so the alternate MICP performance measurement was eliminated. In 2013, we used Return on Invested Capital, or “ROIC,” to measure our long-term success. ROIC is based on after-tax results which is the way investors evaluate our performance and provides better alignment with our strategic plan to achieve long-term growth in net earnings.

2013-2015 PSAs

For the 2013-2015 PSAs, the number of shares awarded at the end of the three-year period will be equal to the shares earned based on achievement of ROIC over the performance period ending December 31, 2015.

ROIC is defined as the average return for 2013, 2014 and 2015 divided by the average invested capital as of December 31, 2012, 2013, 2014 and 2015, where:

•	“Return” generally means operating income, adjusted for other operating expense (income), taxes and including equity in earnings from affiliated companies, and

•	“Invested capital” generally means stockholders’ equity plus total debt.

The following chart indicates the awards payable for 2013-2015, as a percentage of target awards, at various levels of attained ROIC:

2013-2015 PSA

Payout Schedule

ROIC target levels were established by the committee in late 2012 based on the strategic plan for 2013-2015. Target levels chosen were challenging, yet attainable, giving consideration to:

•	Our planned capital investments in new manufacturing plants and capacity during the period

•	Our objective of achieving a return on capital greater than our cost of capital

•	Risk of lower sales in the event of lower than forecasted aircraft build rates or new program delays

•	Curtailment in defense spending

Benefits and Retirement Plans

Our employees are offered participation in a variety of retirement, health and welfare, and paid time-off benefit plans which promote employee well-being and retention. Our NEOs may participate in these plans to the same extent as our other employees. These plans may be subject to tax and regulatory restrictions that may limit benefits payable under the plan or impose adverse consequences if benefits are paid based on compensation above certain levels.

Qualified 401(k) Plan

Our qualified 401(k) Plan allows substantially all US employees to contribute up to 75% percent of their cash compensation. The plan further provides:

•	that employee contributions and earnings thereon are 100% vested at all times

•	for a 50% company match on employee contributions, up to a maximum of 6% of total cash compensation

•	for a discretionary profit sharing contribution into the plan annually as determined by the compensation committee

•

for a fixed contribution of an additional 2% of each employee’s cash compensation each year, or 4% for employees who were 45 years of age on or before December 31, 2000 and employed by us as of such date

•	for all matching, discretionary and fixed contributions and earnings to vest at the rate of 20% for each year of service with us—meaning that all contributions are fully vested after five years

One of the investment options in the 401(k) plan is a Hexcel stock fund. Senior executives, including all the NEOs, are not permitted to invest in this fund. Other employees may only invest company contributions, and not their own contributions and earnings, in the Hexcel stock fund.

Amounts contributed by the company to the 401(k) Plan on behalf of the NEOs are included in “All Other Compensation” in the Summary Compensation Table on page 42.

Nonqualified Deferred Compensation Plan

Our NEOs are eligible to participate in the nonqualified deferred compensation plan (“NDCP”). The NDCP is an unfunded plan that permits a select number of highly compensated employees to defer a percentage of their pay and receive Hexcel matching and profit sharing contributions above the IRS limits permitted under our qualified 401(k) plan. Terms of the plan are as follows:

•	participants can defer any amount of their cash compensation (salary and cash incentive award) on a pre-tax basis

•

all of our matching contributions are made on the same 50% basis as described above with respect to the qualified 401(k) plan, but only with respect to the participant’s deferrals under the NDCP up to 6% of their compensation in excess of the compensation taken into account for purposes of determining contributions to the qualified 401(k) plan

•

all of our other contributions—discretionary profit-sharing, and fixed weekly contributions—are made on the same basis as described above with respect to the qualified 401(k) plan, but only with respect to the amount of the participant’s compensation in excess of the amount used for purposes of determining contributions to the qualified 401(k) plan

•	employee and company contributions are 100% vested at all times

•	the investment options generally mirror those available in our qualified 401(k) plan, except that the Hexcel stock fund is not an option

•	distributions are in a lump sum or in a series of monthly, quarterly or annual installments after termination of service, as elected by the employee

•	in-service distributions are generally prohibited except in the case of an unforeseeable emergency

•	loans from the NDCP are prohibited.

See “Nonqualified Deferred Compensation in Fiscal Year 2013” on page 53 for details on our NEO’s participation in the NDCP.

Supplemental Benefits

•	We have entered into the following supplemental retirement agreements with our NEOs, which are described on pages 49-51 under “Pension Benefits in Fiscal Year 2013”:

•	supplemental executive retirement agreements (“SERPs”) with Messrs. Berges, Stanage and Krakower

•	executive deferred compensation arrangements (“EDCAs”) with Messrs. Pensky and Hennemuth

The committee periodically reviews these supplemental retirement benefits and would specifically review the competitive aspect of this type of benefit upon a future NEO hire.

•

For Messrs. Stanage, Pensky, Krakower and Hennemuth, we provide a death benefit for each of them so long as they continue to be employed by us equal to two times the sum of (i) salary on the date of death and (ii) the average of the MICP awards paid in the three years prior to death, up to a maximum of $1,500,000 for Mr. Stanage.

Perquisites

Mr. Berges did not, and Mr. Stanage does not, participate in our annual perquisites program. For each of Messrs. Pensky, Krakower and Hennemuth, our perquisites program provides for an annual car allowance of $12,000, and an additional annual allowance of $10,600 (for Messrs. Pensky and Krakower), and $5,600 (for Mr. Hennemuth). These amounts have not increased since 2000. The additional allowance may be used for:

•	reimbursement of club membership dues

•	expenses incurred for financial counseling and tax preparation

•	premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives

Our NEOs are not permitted to use any part of the additional annual allowance as a reimbursement for taxes due on the income recognized by the NEOs as a result of receiving these perquisites. We believe that the perquisites we offer to our NEOs are reasonable in amount and are market competitive. The committee reviews our perquisites program annually.

Severance and Change in Control Arrangements

We have provided certain payments, benefits or enhancements to our NEOs as a result of certain terminations of employment or upon a change in control. These benefits are designed to enhance our ability to attract and retain executives as we compete for talented individuals in a competitive marketplace. The principal benefits are the following, which are more fully described on pages 53-60. The committee periodically reviews these benefits and is mindful of market trends and advocacy regarding these benefits.

Severance Benefits Upon Termination of Employment

We provide payments and enhancements upon termination of employment of the NEO by us without cause or by the NEO for good reason. We believe the level of benefits is both reasonable and competitive.

Single-Trigger Equity Vesting

We utilize “single-trigger” vesting for equity awards—which means the equity awards vest upon a change in control. In adopting this approach, the compensation committee considered the following:

•

a single trigger on equity vesting can be an especially powerful retention device for senior executives during change in control discussions, as equity represents a significant portion of total compensation

•

the desire to provide NEOs with the same opportunity as stockholders have to realize value at the time of a change in control, consistent with the intended alignment of NEOs interests to those of stockholders

•	the fact that the company may no longer exist after a change in control, or performance measures may become misaligned with strategies formulated by new management or a new board

Modified Gross-Up

Each of our current NEOs is provided with a “modified gross-up” for excise taxes incurred on “excess parachute payments” for any excise tax incurred under Section 280G and Section 4999 of the Code in connection with a change in control.

In connection with the appointment of Mr. Stanage as CEO on August 1, 2013, the committee considered the extent to which severance benefits would be provided in his new role, as well as the terms of Mr. Stanage’s Employment and Severance Agreement dated October 28, 2009. As a result of its assessment, the committee adopted a new Executive Severance Policy that will apply to newly hired or promoted executives. Among other things, the policy does not provide for a gross-up payment for any excise tax incurred under Section 280G and Section 4999. Mr. Stanage agreed to terminate the Employment and Severance Agreement and accept the modified severance benefits of the policy from August 1, 2013, with the exception that he retained the gross-up benefit under the agreement until November 9, 2014, which was the initially established sunset date for gross-up benefits under the Employment and Severance Agreement; however, from August 1, 2013 these benefits would be determined on the basis of reduced multiples of compensation compared with the multiples under the agreement, decreasing from 3X to 2X for a change in control and from 2X to 1.5X for other termination events. See pages 53-54 for a description of the new Executive Severance Policy and its applicability to Mr. Stanage.

The modified gross-up provided by the company entitles an NEO to receive a gross-up payment for any excise tax incurred under Section 280G and Section 4999, but only if the total “parachute payments” exceed such NEO’s safe harbor amount (the amount to which the NEO’s change in control payments would need to be reduced in order to avoid the imposition of the excise tax) by 10% or more. We have agreed to reimburse the NEOs for the excise tax as well as any income tax and excise tax payable by the NEO as a result of any reimbursements for the excise tax. If the NEO’s total “parachute payments” are less than 10% over the safe harbor amount, such NEO’s change in control payments will be reduced by an amount necessary to avoid the imposition of the excise tax. As indicated in the table on page 59, if a change in control and termination of employment occurred on December 31, 2013, Mr. Stanage is the only NEO who would have received a gross-up payment.

Stock Ownership Guidelines

We believe that when executives own a meaningful amount of equity, it creates better alignment with stockholder interests, so we require all of our NEOs and directors to meet specified ownership guidelines for our common stock. Under the company’s stock ownership guidelines:

•	the executive or director is required to reach the target dollar value through ownership of shares of unrestricted common stock and to retain those shares until termination of service;

•	unvested awards do not count as shares owned, only shares received upon conversion or exercise of awards count as shares owned

•	the target dollar value is as follows:

CEO	5x Salary
NEOs other than CEO	2x Salary
Directors	3x Annual Cash Retainer Fee

•	until the target dollar value has been reached, an executive must retain 50%, and a director must retain 100%, of all “net” shares received under any company equity compensation program

•

“net” shares means all shares remaining after the sale by the executive or director, or the withholding by us of shares to pay the exercise price (in the case of options), and any taxes due in respect of the shares received

•	testing for compliance is done on the last day of each fiscal quarter

•

once the executive or director holds the target dollar value as of a testing date, he is deemed to be in compliance with the policy so long as he continues to hold at least the number of shares he held as of that testing date

The guidelines provide that shares held by a parent, child, or grandchild of the executive or director, or by a trust or other entity established for any such family members, will count toward reaching the guideline dollar value so long as the executive or director retains the power to dispose of the shares. The compensation committee believes that the purpose of aligning the interests of directors and executives with those of stockholders through stock ownership is still served when shares are held by immediate family members or trusts or other entities for their benefit. This also removes a disincentive to transfer shares to family trusts in order to facilitate estate planning.

Under these guidelines, all of our directors and NEOs are in compliance with the policy. We monitor compliance with the guidelines by all NEOs and directors on a quarterly basis.

Employees and directors are not permitted to “sell short” Hexcel stock or to otherwise hedge their economic exposure to the Hexcel stock they own. None of our directors or NEOs has pledged any of Hexcel’s stock as security.

Potential Impact on Compensation from Executive Misconduct

If the board or an appropriate committee of the board has determined that an officer has engaged in fraudulent or intentional misconduct, we are authorized to take action to remedy the misconduct, prevent its recurrence, and impose appropriate discipline on the individual who engaged in the misconduct. Discipline would vary depending on the facts and circumstances, and may include:

•	termination of employment

•	initiating an action for breach of fiduciary duty

•

if the misconduct resulted in inaccurate reporting of our financial results, seeking cancellation of that number of outstanding equity awards, and recoupment (net of tax) of that portion of any performance-based or incentive compensation paid or delivered, or of any gains realized from the sale of stock from equity awards, which is greater than would have been awarded, paid or delivered to, or realized by, the officer, if calculated based on the accurate reporting of financial results. The officer will be subject to such cancellation and recoupment within the eighteen month period following the date on which the payment or award based on the inaccurate calculation has been made or delivered, including any portion of such period occurring after the executive’s employment has terminated for any reason.

These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities.

In addition to the remedies above, our equity grants to NEOs also include a clawback provision in the event the NEO violates certain obligations to the company, including confidentiality, non-competition and non-solicitation of employees.

The Impact of Tax Regulations on our Executive Compensation

Deductibility of Compensation—Section 162(m)

Under Section 162(m) of the Code there is a $1.0 million annual limit on the deductibility of compensation paid to certain NEOs, subject to limited exceptions. One exception applies to compensation that meets all of the requirements of “qualified performance-based compensation” under Section 162(m) and the applicable regulations thereunder. Compensation that meets all of these requirements will be fully deductible to the company. We consider deductibility as one factor along with others that are relevant in setting compensation. NQOs and PSAs issued under the 2003 ISP and the 2013 ISP are intended to qualify for deductibility as performance-based compensation. As noted on page 32, we also grant RSUs without any performance requirement as one of the mechanisms we employ to foster retention of key employees; these RSUs do not meet the requirements of qualified performance-based compensation under Section 162(m). The MICP provides for the grant of both awards that are intended to qualify as performance-based compensation and awards that are not intended to qualify as performance-based compensation. We generally structure annual awards under the MIPC with the intent that they qualify as performance-based compensation under Section 162(m) so that such awards are fully deductible to the company.

We were able to deduct all expense associated with the compensation paid to our NEOs in 2013 except for $1,045,511 associated with compensation to Mr. Berges and $50,382 associated with compensation to Mr. Stanage. For Mr. Berges, the nonperformance-based compensation consisted of salary and the taxable value of shares received from prior grants of RSUs that converted into shares in 2013. For Mr. Stanage, the nonperformance-based compensation consisted of salary and the taxable value of shares received from a prior grant of RSUs that converted into shares in 2013.

Deferred Compensation Rules—Section 409A

Section 409A limits the timing of deferral elections, the range of permissible payment events, and the ability to accelerate payments under nonqualified deferred compensation plans, and imposes certain additional taxes and penalties on participants if the plan fails to comply. It is our intention that our deferred compensation plans and arrangements comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

The following directors were members of the compensation committee during 2013: Joel S. Beckman, Sandra L. Derickson, Thomas A. Gendron and David L. Pugh. None of these directors has been an employee or executive officer of Hexcel at any time. In addition, during 2013, no Hexcel executive officer served on the board of directors or compensation committee of a company that had an executive officer that served on our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. This report is provided by the following independent directors who comprise the committee:

David L. Pugh, Chair

Joel S. Beckman

Sandra L. Derickson

Thomas A. Gendron

The Members of the Compensation Committee

EQUITY COMPENSATION PLAN INFORMATION

The following information is provided as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,517,167(2)	$17.30(3)	3,881,847(4)
Equity compensation plans not approved by security holders	0	N/A	0

Total	4,517,167	$17.30(3)	3,881,847(4)

(1)	All numbers in these columns refer to shares of Hexcel common stock.

(2)	Includes 3,009,176 shares issuable upon the exercise of NQOs, 591,391 shares issuable upon the vesting and conversion of RSUs, and 911,035 shares issuable with respect to outstanding PSAs. With respect to PSAs for the 2011-2013 performance period, reflects 280,661 shares to be issued, based on the level of attainment of ROIC (the applicable performance measure) during the 2011-2013 period. With respect to the 2012-2014 and 2013-2015 periods, assumes that we will attain the maximum level of ROIC under the PSAs for each performance period, which would result in the PSAs converting into the maximum number of RSUs in early 2015 and 2016, respectively.

(3)	Excludes the RSUs and PSAs referred to in note 2 above because they have no exercise price.

(4)	Includes (i) 3,777,142 shares of common stock available for future issuance under the 2013 ISP, which shares of common stock could be issued in connection with awards other than outstanding options, warrants or rights, (ii) 104,705 shares of common stock subject to options as of December 31, 2013 under, and purchased in January 2014 pursuant to, the terms of the Hexcel Corporation 2009 Employee Stock Purchase Plan or that could after December 31, 2013 become subject to options under, and therefore be purchased under, the terms of the Hexcel Corporation 2009 Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David E. Berges;	2013	1,023,750	1,000,000	(7)	1,599,601	959,770	1,403,561	3,650,870	143,670	9,781,223
Chairman and CEO	2012	975,000	—		1,218,761	1,218,747	1,203,150	2,648,591	181,669	7,445,918
	2011	950,000	—		1,187,495	1,187,525	1,686,250	3,423,576	171,555	8,606,400
Nick L. Stanage;	2013	690,188	—		787,857	472,712	871,164	411,764	63,863	3,297,548
President(8)	2012	572,985	—		487,034	487,039	530,298	551,880	95,617	2,724,852
	2011	545,700	—		436,547	436,570	726,463	382,643	81,543	2,609,466
Wayne C. Pensky;	2013	443,424	—		471,120	282,682	425,554	129,334	110,730	1,862,844
SVP and CFO	2012	414,415	—		341,910	341,896	332,402	426,367	92,575	1,949,565
	2011	390,958	—		322,541	322,547	451,068	277,813	112,430	1,877,357
Ira J. Krakower;	2013	381,808	—		572,185	207,613	366,421	0	105,003	1,633,030
SVP; General Counsel;	2012	370,687	—		259,461	259,481	297,328	366,927	89,654	1,643,538
and Secretary	2011	359,890	—		251,939	251,930	415,223	873,618	115,507	2,268,107
Robert G. Hennemuth	2013	359,584	—		303,394	182,045	271,144	166,393	69,581	1,352,141
SVP—Human Resources	2012	348,097	—		226,271	226,260	236,253	276,814	62,123	1,375,819
	2011	337,958	—		219,681	219,677	329,931	187,640	69,167	1,364,054

(1)	Reflects the aggregate grant date fair value of RSUs and PSAs granted to the NEO during such year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO. The amount included for each PSA reflects the estimate of aggregate compensation cost to be recognized over the life of the PSA determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures and assuming that the PSA will pay out at target. The value for each PSA at the grant date assuming that the target level of performance will be achieved and alternatively, that the highest level of performance will be achieved, is as follows:

	2013		2012		2011
	Amount included in Stock Awards above (target)	Maximum amount	Amount included in Stock Awards above (target)	Maximum amount	Amount included in Stock Awards above (target)	Maximum amount
David E. Berges	1,599,601	3,199,203	609,380	1,218,761	593,747	1,187,495
Nick L. Stanage	787,587	1,575,713	243,517	487,034	218,274	436,547
Wayne C. Pensky	282,672	565,343	170,955	341,910	161,271	322,541
Ira J. Krakower	207,615	415,230	129,730	259,461	125,969	251,939
Robert G. Hennemuth	182,031	364,061	113,136	226,271	109,841	219,681

(2)	For additional information regarding the assumptions made in calculating these amounts, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	Reflects the aggregate grant date fair value of all NQOs granted to the NEO during such year, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be realized by the NEO.

(4)	Reflects amounts earned under the MICP with respect to 2013, 2012 and 2011. Such amounts were paid in 2014, 2013 and 2012, respectively.

(5)	For each year, represents the difference between the actuarial present value of the executive’s accumulated benefit under his SERP or EDCA, as applicable, as of December 31 of the current year and December 31 of the prior year. Messrs. Berges, Stanage and Krakower each have a SERP, and Messrs. Pensky and Hennemuth each have an EDCA. Generally, the amounts in this column were calculated assuming retirement at age 65, which is the normal retirement age under the relevant pension plans and arrangements. In the case of Mr. Krakower who is over age 65, we assumed retirement at his current age. For Mr. Berges, his actual retirement date of December 31, 2013 is reflected without the need for an assumption. The interest rate and mortality assumptions used are consistent with those used in the preparation of our financial statements. See Note 7, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements, and the discussion under the heading “Retirement and Other Postretirement Benefit Plans” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2013, for a description of these interest rate and mortality assumptions.

Although the pension value for Messrs. Stanage, Pensky and Hennemuth increased during 2013, the increase was lower than that reported in 2012 due to an increase in the ASC 715 interest rate (formerly referred to as FAS 87) used to calculate the present value of the lump sum payment. The increase in pension value for Mr. Berges reflects the known interest rates applicable for his scheduled benefit distribution on July 1, 2014. The decrease in pension value for Mr. Krakower of $836,653 is a result of reflecting his standing election of a 10-year certain and life annuity rather than a lump sum.

(6)	The amounts in the “All Other Compensation Column” for 2013 include the following:

Name	Hexcel Contributions to 401(K) Retirement Savings Plan	Hexcel Contributions to Nonqualified Deferred Compensation Plan	Cash in Lieu of 401(K) Contributions on Earnings Exceeding ERISA Limits	Premiums for Life Insurance		Premiums for Long-Term Disability Insurance	Perquisites Allowance(a)	Other
David E. Berges	$21,165	—	$118,971	$2,970		$564	—	—
Nick L. Stanage	$21,165	$40,471	—	$2,228		—	—	—
Wayne C. Pensky	$26,265	$59,321	—	$1,980		$564	$22,600	—
Ira J. Krakower	$26,265	—	$34,633	$20,941	(b)	$564	$22,600	—
Robert G. Hennemuth	$21,165	$28,272	—	$1,980		$564	$17,600	—

(a)	The perquisites allowance consists of a car allowance of $12,000 and an additional amount of $10,600 (in the case of Messrs. Pensky and Krakower) and $5,600 (in the case of Mr. Hennemuth). The additional amount may be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax planning and preparation, and premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executive. The additional amount was used by the NEOs for the following benefits: Mr. Pensky—supplemental life insurance; Mr. Krakower—tax planning, tax preparation and financial planning; and Mr. Hennemuth—supplemental life insurance. While the compensation committee always has the discretion to authorize additional perquisites for an NEO, our perquisites allowance has remained unchanged since 2000, except that all perquisites were eliminated for Mr. Berges in 2006 and were not offered to Mr. Stanage when he was hired.

(b)	This amount includes $10,289 which represented the tax gross up on amounts paid to Mr. Krakower for the purchase of life insurance to offset a portion of the company’s obligation to provide an in-service death benefit to Mr. Krakower pursuant to his executive severance agreement.

(7)	Reflects the transition performance bonus paid pursuant to Mr. Berges’ Employment and Consulting Agreement described on page 30.

(8)

Amounts included under “Salary” for Mr. Stanage in 2013 reflect his initial salary of $630,284, prorated for the period January 1 through July 31, 2013, plus his salary of $775,000 pro rated for the period August 1, 2013, the date of his appointment as CEO, through December 31, 2013. Similarly, the amount of his Non-Equity Incentive Plan Compensation for 2013 was determined based on his original target of 85% of initial salary prorated for the first seven months of 2013, plus a prorated amount based on 100% of this final base salary for the last five months of the year.

Grants of Plan-Based Awards in 2013

Name	Grant Date	Date Board or Compensation Committee took Action to Grant Such Award(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David E. Berges	—	—	511,875	1,023,750	2,047,500	—	—	—	—	—	—	—
	01/28/2013	01/23/2013	—	—	—	28,292	56,583	113,166	—	—	—	1,599,601
	01/28/2013	01/23/2013	—	—	—	—	—	—	—	83,896	28.27	959,770
Nick L. Stanage(7)	—	—	267,871	535,741	1,071,483	—	—	—	—	—	—	—
	01/28/2013	01/23/2013	—	—	—	13,935	27,869	55,738	—	—	—	787,857
	01/28/2013	01/23/2013	—	—	—	—	—	—	—	41,321	28.27	472,712
Wayne C. Pensky	—	—	155,198	310,397	620,794	—	—	—	—	—	—	—
	01/28/2013	01/23/2013	—	—	—	5,000	9,999	19,998	—	—	—	471,120
	01/28/2013	01/23/2013	—	—	—	—	—	—	6,666	—	—	188,448
	01/28/2013	01/23/2013	—	—	—	—	—	—	—	24,710	28.27	282,682
Ira J. Krakower(8)	—	—	133,633	267,266	534,531	—	—	—	—	—	—	—
	01/28/2013	01/23/2013	—	—	—	3,672	7,344	14,688	—	—	—	572,185
	01/28/2013	01/23/2013	—	—	—	—	—	—	12,896	—	—	364,570
	01/28/2013	01/23/2013	—	—	—	—	—	—	—	18,148	28.27	207,613
Robert G. Hennemuth	—	—	98,886	197,771	395,542	—	—	—	—	—	—	—
	01/28/2013	01/23/2013	—	—	—	3,672	7,344	14,688	—	—	—	303,394
	01/28/2013	01/23/2013	—	—	—	—	—	—	4,293	—	—	121,363
	01/28/2013	01/23/2013	—	—	—	—	—	—	—	15,913	28.27	182,045

(1)	The amounts shown reflect the range of potential awards for 2013 under the MICP. The actual awards paid for 2013 are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. If the threshold performance for any measure under the MICP is not attained, no portion of the MICP award attributable to that measure is paid.

(2)	Reflects PSAs granted under the 2003 ISP, which will convert into shares of Hexcel common stock after a three-year performance period if we achieve the required performance. The terms of the PSAs are described in more detail on pages 32-33.

(3)	For our regular annual equity awards, the committee approved a dollar value (as a percentage of salary) and the algorithm under which the awards would be converted into shares at its meeting on January 23, 2013. In accordance with our equity grant policy, the grant date for the 2013 annual equity awards was January 28, 2013, the third trading day following the release of 2012 fourth-quarter and year-end earnings.

(4)	Reflects RSUs granted under the 2003 ISP, which will vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the RSUs are described in more detail on page 32.

(5)	Reflects NQOs granted under the 2003 ISP, which will vest and become exercisable at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the NQOs are described in more detail on page 32.

(6)	Reflects the full grant date fair value of PSAs, RSUs and NQOs as computed in accordance with the provisions of FASB ASC Topic 718 granted to the NEOs in 2013. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. For PSAs, fair value is calculated using the target number of shares of common stock subject to the PSA award and the closing price of our common stock on the grant date. For NQOs, fair value is calculated using the applicable Black-Scholes value on the grant date. For additional information on the valuation assumptions, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. These amounts reflect the company’s accounting expense, and do not necessarily correspond to the actual value that will be realized by the NEOs.

(7)	Upon his promotion to CEO on August 1, 2013, Mr. Stanage’s base salary increased to $775,000 and his target cash incentive increased to 100% of base salary. The Offer Letter between Mr. Stanage and the company (described below) provided that with respect to 2013, his annual cash incentive target will be prorated at 100% of $775,000 for the period from August 1 through December 31, 2013 and 85% of $630,284 for the period January 1 through July 31, 2013. Mr. Stanage’s actual MICP payout for 2013 is shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(8)	Includes 8,000 RSUs granted to Mr. Krakower in addition to his target award of 4,896 RSUs equal to 25% of his 2013 base salary.

Employment and Severance Agreement with Mr. Stanage

We entered into an Employment and Severance Agreement with Mr. Stanage when he began his employment with us on November 9, 2009. The initial term of the agreement was three years. On November 9, 2013, the agreement automatically extended for an additional one-year period to November 9, 2014, as neither Mr. Stanage nor the company gave notice of non-renewal; however, the agreement was terminated by the terms of the Offer Letter described below. The agreement had provided for

•	an annual base salary not less than his then-current salary

•	an annual cash target incentive award of 75% of salary

•

an annual equity award valued within a range of 140% to 210% of base salary, as determined by the compensation committee. All annual equity awards will be valued and granted in such form as determined by the compensation committee for all executives

•	participation in all of our employee benefit plans and arrangements applicable to senior level executives, except our executive perquisites program

Mr. Stanage’s employment and severance agreement also provides that we will make payments to Mr. Stanage upon his termination of employment with us under various circumstances, and imposes certain obligations on Mr. Stanage following termination.

Offer Letter with Mr. Stanage

On July 22, 2013, we entered into a new employment arrangement (the “ Offer Letter”) with Mr. Stanage setting forth the terms and conditions of his continued employment as President and as successor Chief Executive Officer to Mr. Berges effective August 1, 2013. The Offer Letter supersedes the Employment and Severance Agreement, other than with respect to the 280G modified gross-up described on page 36, and provides as follows:

•	an annual base salary of $775,000

•

an annual cash target incentive award of 100% of his base salary of $775,000. With respect to 2013, such annual bonus target will be prorated for the period from August 1 through December 31, 2013; the annual bonus target will be prorated for the period from January 1 through July 31, 2013 at 85% of Mr. Stanage’s prior base salary of $630,284

•	an annual equity award in 2014 valued at 220% of his base salary

•	continued participation in all of our employee benefit plans and arrangements applicable to senior level executives, except our executive perquisites program

The Offer Letter also provides that we will make payments to Mr. Stanage upon his termination of employment with us under various circumstances under the terms of the Hexcel Corporation Executive Severance Policy (described on pages 53-54), and imposes certain obligations on Mr. Stanage following termination (described on page 54).

Employment and Consulting Agreement with Mr. Berges

Mr. Berges retired as Chief Executive Officer of the company effective July 31, 2013. On July 30, 2013 the company entered into an Employment and Consulting Agreement with Mr. Berges that amended and restated his Employment Agreement dated December 31, 2008 and provided the following:

•	from August 1, 2013 to his retirement from the company on December 31, 2013, he would serve as Executive Chairman of the Board

•	continued base salary of $1,023,750

•	participation in the MICP at the same target bonus and maximum bonus as set by the compensation committee in January 2013 for the full 2013 performance period

•

transition performance bonus of $1,000,000, determinable and payable in January 2014 upon the achievement of certain objectives set by the compensation committee to ensure the orderly transition of leadership to Mr. Stanage

•	participation in all of our employee benefit plans and arrangements applicable to senior level executives, except our executive perquisites program

Following his retirement, for the period January 1, 2014 through December 31, 2014, Mr. Berges agreed to serve as a consultant to the company. In exchange for his consulting services, Mr. Berges would receive a grant of PSAs with a target grant date fair value of $1.1 million. These PSAs were granted in January 2014, and are subject to the same performance conditions as are the grants of PSAs to all other executives in 2014.

Mr. Berges has agreed that, in consideration for the PSA grant, he will not compete with us in any capacity during his term as a consultant and for a period of two years following the termination of the consulting agreement. If Mr. Berges’ consulting agreement is terminated in connection with a change in control, the period is extended to three years. However, Mr. Berges is not in violation of this restriction if Mr. Berges’ duties and responsibilities with a business are outside of the segment of that business that competes with us. Mr. Berges also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information, and processes, technologies, designs and inventions.

Description of Plan-Based Awards

All NQOs, RSUs and PSAs granted to the NEOs in fiscal year 2013 were granted under the 2003 ISP and are governed by the terms and conditions of the 2003 ISP and the applicable award agreements. See pages 31-33 of this proxy statement for a detailed discussion of NQOs, RSUs and PSAs.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the NEOs as of December 31, 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David E. Berges						87,197	3,896,834	77,723	3,473,461
		83,896		28.27	01/28/2023
	38,839	77,676		25.03	01/30/2022
	103,488	51,744		19.02	01/31/2021
	221,932			10.90	02/01/2020
	282,802			7.83	01/26/2019
	74,599			21.11	01/28/2018
	121,505			18.17	01/29/2017
	85,058			22.00	02/07/2016
	121,082			14.51	01/06/2015
Nick L. Stanage						32,574	1,455,732	36,317	1,623,007
		41,321		28.27	01/28/2023
	15,521	31,041		25.03	01/30/2022
	38,045	19,023		19.02	01/31/2021
	77,174			10.90	02/01/2020
Wayne C. Pensky						30,494	1,362,777	15,930	711,899
		24,710		28.27	01/28/2023
	10,896	21,730		25.03	01/30/2022
	28,109	14,054		19.02	01/31/2021
	57,842			10.90	02/01/2020
	72,261			7.83	01/26/2019
	19,950			21.11	01/28/2018
	8,542			18.17	01/29/2017
	5,432			22.00	02/07/2016
Ira J. Krakower						31,408	1,430,624	11,845	529,334
		18,148		28.27	01/28/2023
	8,269	16,538		25.03	01/30/2022
	21,955	10,977		19.02	01/31/2021
	47,042			10.90	02/01/2020
	58,539			7.83	01/26/2019
	15,433			21.11	01/28/2018
	25,772			18.17	01/29/2017
	16,585			22.00	02/07/2016
Robert G. Hennemuth						20,435	930,240	10,364	463,161
		15,913		28.27	01/28/2023
	7,211	14,420		25.03	01/30/2022
	19,144	9,572		19.02	01/31/2021
	26,047			7.83	01/26/2019
	13,495			21.11	01/28/2018
	12,388			18.17	01/29/2017

(1)	All options listed in this table vest at a rate of one-third per year on each of the first three anniversaries of the grant date. The grant date for each option is the date ten years prior to the option expiration date, as all options have a ten year term.

(2)	This column reflects the following:

	RSUs under the ISP(a)	Earned PSAs(b)
David E. Berges	26,636	60,561
Nick L. Stanage	10,311	22,263
Wayne C. Pensky	14,045	16,449
Ira J. Krakower	18,559	12,849
Robert G. Hennemuth	9,231	11,204

(a)	RSUs granted under the 2003 ISP, which generally vest and convert into shares at the rate of one-third per year on each of the first three anniversaries of the grant date, except for 8,000 RSUs granted to Mr. Krakower, which vest and convert into shares as to 50% of the award on each of the second and third anniversaries of the grant date.

(b)	PSAs for which the performance period has ended and the level of performance has been determined.

(3)	Values were computed using a price of $44.69 per share, the closing price of Hexcel common stock on December 31, 2013.

(4)	This column reflects the shares that each NEO would receive based on actual performance during the performance period for the PSAs granted on January 30, 2012, and based on the target award for the PSAs granted on January 28, 2013, and assuming that the NEO’s employment is terminated as of December 31, 2013. The January 30, 2012 grants, including the number of shares that will be awarded to each NEO if the threshold, target or maximum levels of the performance measure were obtained, are included in the “Grants of Plan-Based Awards in 2012” table contained in our Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders under the column “Estimated Future Payouts Under Equity Incentive Plan Awards.” The January 28, 2013 grants, including the number of shares that will be awarded to each NEO if the threshold, target or maximum levels of the performance measure were obtained, are included in the “Grants of Plan-Based Awards in 2013” table above under the column “Estimated Future Payouts Under Equity Incentive Plan Awards.” Each NEO will receive a number of shares of common stock based on the extent to which the performance criteria for the respective PSA are attained. Any such shares will be received by the NEO in early 2015 for the 2012 PSAs and early 2016 for the 2013 PSAs.

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David E. Berges	—	—	142,027	$3,898,507
Nick L. Stanage	—	—	50,015	$1,372,501
Wayne C. Pensky	24,189	$468,776	37,291	$1,023,440
Ira J. Krakower	68,017	$1,567,123	30,115	$826,623
Robert G. Hennemuth	66,224	$980,464	26,170	$718,329

(1)	Reflects RSUs and PSAs that vested during 2013. This includes RSUs that were granted in 2010, 2011 and 2012, with a vesting schedule of one-third of the shares subject to the grant on each of the three anniversaries of the grant date, and PSAs earned under grants covering the 2010-2012 performance period.

Pension Benefits in Fiscal Year 2013

Our NEOs participate in the following pension plans and arrangements:

Supplemental Executive Retirement Agreements with Messrs. Berges, Stanage and Krakower

We have entered into supplemental executive retirement agreements (each a “SERP”) with Messrs. Berges, Stanage and Krakower. Each SERP provides for a retirement benefit intended to supplement the executive’s retirement income from our 401(k) plan and Nonqualified Deferred Compensation Plan (described on pages 34-35). The material features of the SERPs are as follows:

•

The monthly normal retirement benefit is equal to the product of the executive’s final average pay, benefit percentage and vesting percentage, offset by any vested contributions made by us under our 401(k) plan and, in the case of Messrs. Berges and Krakower, any vested contributions made by us under our supplemental 401(k) plan. Mr. Krakower’s benefit is also offset by his accrued benefit under our former qualified pension plan.

•

Final average pay equals the executive’s average monthly compensation for the highest paid 36 months out of his final 60 months of employment, and includes salary and cash incentive award, but not equity compensation. The cash incentive award is deemed to be earned ratably over the period in which it was earned.

•

The SERP is unvested for the first five years of service (subject to acceleration in certain circumstances as described below), and becomes fully vested at the end of the fifth year of service. The SERP is fully vested for Messrs. Berges and Krakower, and is unvested for Mr. Stanage before November 9, 2014, unless an accelerated vesting event occurs as discussed below. The SERP provides for certain elections to be made as to the form of payment.

•	The benefits percentages are as follows:

•	Mr. Berges: 1/2 of 1% for each of the first 96 months of service, and 1/6 of 1% for each of the next 60 months of service.

•	Mr. Krakower: 5/12 of 1% for each of the first 60 months of service, 1/4 of 1% for each of the next 60 months of service, and 1/6 of 1% for each additional month of service.

•	Mr. Stanage: 7/30 of 1% for each month of service, but shall not increase further once Mr. Stanage reaches age 65.

•

Upon retirement after reaching age 65, the executive will receive either a lifetime payment stream of the monthly normal retirement benefit starting the month after employment terminates and ending on death, which is guaranteed to be at least 120 monthly payments, or a lump sum that is actuarially equivalent to this lifetime payment stream.

•

If the executive’s employment terminates prior to age 65 (early retirement), he will receive a lump sum that is actuarially equivalent to a lifetime payment stream of the monthly normal retirement benefit, reduced by 3% for each year by which the date of the first payment precedes age 65, or the lifetime payment stream so reduced. The lump sum is based on an assumed payment stream starting the month after his employment terminates (but no earlier than the month he reaches age 55), and ends on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or to the executive’s estate. This does not apply to Mr. Krakower, as he has already attained the age of 65.

•

Should the executive die before receiving any benefits under the SERP, the executive’s designated beneficiary will receive a lump sum that is actuarially equivalent to the 50% survivor annuity the beneficiary would have received had the executive retired immediately prior to his death and elected to receive his benefit in the form of a 50% joint and survivor annuity, or receive the annuity itself. The executive also may elect to have the lump sum survivor benefit calculated on the basis of a 75% or 100% survivor annuity, or for it to equal the full lump sum he would have received had he retired immediately prior to his death. If the executive elects any of these alternative forms of benefit, the additional actuarial cost (above the cost of providing the benefit based on a 50% survivor annuity) reduces the amount of the executive’s retirement benefit (and hence the survivor’s benefit as well).

•	Upon certain other types of termination, or permitted elections, the amount and form of benefit are different.

•	Termination for cause—no benefits are payable

•	Termination without cause, or by the executive for good reason

•	For Mr. Stanage and Mr. Krakower, 12 months of service are added for purposes of computing the benefits percentage

•	For Mr. Stanage, the vesting percentage is 100% regardless of whether Mr. Stanage has been employed by us for five years

•

Upon termination without cause, or by the executive for good reason, within two years after a change in control or during a period which qualifies as a potential change in control (as defined in the SERPs)

•

For Mr. Stanage, 36 months of service are added (if the termination is on or before November 9, 2014), or 24 months are added (if the termination is after November 9, 2014) for purposes of computing the benefits percentage, and the vesting percentage is 100% regardless of how long Mr. Stanage has been employed by us

•	For Mr. Krakower, 36 months of service are added for purposes of computing the benefits percentage

•	Upon termination due to disability, the lump sum is calculated without reduction even if the assumed payment stream would start prior to age 65.

These enhanced benefits payable upon termination are quantified in the table on page 59.

Retirement Agreements with Messrs. Pensky and Hennemuth

We have entered into Executive Deferred Compensation and Consulting Agreements (each an “EDCA”) with Mr. Pensky and Mr. Hennemuth. The material terms of the EDCAs are as follows:

•

The executive is entitled to receive a monthly benefit upon retirement equal to 1/12th of his accrued benefit. The accrued benefit is equal to 1.5% of the executive’s aggregate salary and cash incentive awards earned while employed by us multiplied by a fraction of X/67, with X=the number of months the executive has been employed by us since entering into his EDCA, subject to a maximum of 67 months.

•

The normal monthly retirement benefit is payable starting the month after employment terminates on or after age 65 and ending on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate.

•	If the executive’s employment terminates prior to age 65, then

•	the payments will be actuarially reduced to reflect commencement prior to age 65

•

the executive’s monthly retirement benefit will start the calendar month after he terminates employment and will end on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate.

•

If the executive dies prior to commencement of payments to him, a benefit is payable to his beneficiary for the duration of the beneficiary’s life, and is based on the actuarial equivalent of the early retirement benefit described above, as if the executive had retired immediately prior to his death.

•	Upon a change in control, the executive’s benefits become payable.

•	Upon termination for cause, no benefits are payable.

•	Each executive has agreed to consult with us at our request for up to ten days a year for a period of ten years following his termination of employment with us.

•

Each executive has agreed not to solicit our employees and not to engage in any activity competitive with our business for ten years after termination of his employment with us, unless he can show that such actions were taken without the use of confidential information regarding Hexcel.

•	The executive is entitled to an additional amount based on the value of our providing medical, dental and life insurance from termination of employment to age 75.

•	the value of the medical and dental insurance is based on the group insurance provided by us to our employees at the time of termination of the executive’s employment

•	the amount gets added to the value of the lump sum or increases the annuity, depending on the form of payment chosen by the executive.

Messrs. Pensky and Hennemuth have elected to receive their EDCA benefit in the form of an actuarially equivalent lump sum.

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each NEO as of December 31, 2013, including the number of years of service credited to each NEO, under each pension and retirement plan listed below, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The table also shows payments made to the NEOS under the plans indicated during 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David E. Berges(2)	Supplemental Executive Retirement Agreement	12.42	23,692,253	0
Nick L. Stanage	Supplemental Executive Retirement Agreement	4.17	1,705,590	0
Wayne C. Pensky	Executive Deferred Compensation Agreement	20.42	1,991,201	0
Ira J. Krakower	Supplemental Executive Retirement Agreement	17.33	4,232,750	0
Robert G. Hennemuth	Executive Deferred Compensation Agreement	7.75	1,226,654	0

(1)	Generally, the amounts in this column were calculated assuming retirement at age 65 (except with respect to Mr. Berges, discussed in Note (2) below, and Mr. Krakower, whose actual age at December 31, 2013 was used as he is over age 65), the normal retirement age under the relevant pension plans and arrangements, and using the interest rate and mortality assumptions consistent with those used in the preparation of our financial statements. See Note 7, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements, and the discussion under the heading “Retirement and Other Postretirement Benefit Plans” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2013, for a description of these interest rate and mortality assumptions.

These amounts represent the amounts required to be disclosed by SEC rules, and assume that each currently active executive will retire at the normal retirement age under the plan, which is age 65 (except with respect to Mr. Krakower, who was over age 65 at December 31, 2013), and reflect a discount rate of 3.70% to determine the present value of the lump sum payable at age 65 for Messrs. Pensky and Hennemuth. For Mr. Stanage, 4.00% is assumed to determine the present value of the lump sum payable at age 65. For Mr. Krakower, 3.70% is the assumed discount rate in determining the present value of his elected annuity form of payment. These rates are consistent with those used for purposes of pension calculations in our financial statements.

(2)	Mr. Berges retired effective December 31, 2013. The present value of his accumulated benefit reflects the actual scheduled distribution of $23,704,096 which will be made on July 1, 2014 following the required six month wait under Section 409A of the Code, discounted for six months using 0.10% discount to December 31, 2013.

Nonqualified Deferred Compensation in Fiscal Year 2013

All information in the table below is with respect to our NDCP, as described on pages 34-35. Messrs. Stanage, Pensky and Hennemuth participated in the NDCP in 2013. Messrs. Berges and Krakower did not participate in the NDCP in 2013, and instead received a taxable cash payment equal to the profit sharing contributions and the 2% fixed company contribution they would have received if they participated, but no company match.

	Name of Plan	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($)(2)	Aggregate Balance at Last FYE($)(3)
David E. Berges	NDCP	—	—	8,001	453,491
Nick L. Stanage	NDCP	65,309	40,471	765	110,488
Wayne C. Pensky	NDCP	31,261	59,321	21,324	658,664
Ira J. Krakower	NDCP	—	—	—	—
Robert G. Hennemuth	NDCP	12,585	28,272	4,463	178,658

(1)	Our contributions to the NDCP or related payments to the NEOs in 2013 are included in the “All Other Compensation” column in the Summary Compensation Table on page 42. See footnote (6) to the Summary Compensation Table on page 42 for a description of the amount of such contributions for each NEO.

(2)	The aggregate annual earnings in 2013 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

(3)	This column includes the NEO’s contributions to the NDCP in prior years, and our contributions to the NDCP in prior years, which were also included in the Summary Compensation Table for the year in which the amount was contributed.

Potential Payments upon Termination or Change in Control

Executive Severance Policy

The Compensation Committee adopted a new Executive Severance Policy effective as of August 1, 2013. The policy applies to a termination of employment of an executive employee of the company who has received an offer letter of employment from the company that expressly extends the provisions of the policy to such executive.

The policy provides that

•	upon termination for any reason the executive shall receive certain accrued and vested payments

•	upon termination due to the executive’s death, the executive’s legal representative shall receive a pro rata portion of the executive’s annual bonus (the “pro-rata bonus”)

•	upon termination due to the executive’s disability, the executive shall receive the pro-rata bonus and certain disability benefits

•	upon termination by the company other than for disability or cause or a resignation by the executive for good reason, the executive shall receive

•	the pro-rata bonus

•

a cash lump sum equal to the sum of the executive’s annual base salary and the average of the last three annual bonus amounts awarded to the executive for the last three plan years completed prior to the termination date, multiplied by a multiple specified in the executive’s offer letter

•	continuation of certain medical and other benefits for the period following the termination date that is specified in the executive’s offer letter

The compensation committee may amend or terminate the policy in its discretion, but no amendment or termination shall adversely affect a covered executive’s vested rights and no amendment or termination can become effective as to an executive earlier than the later of one year after written notice is delivered to such executive or two years after the occurrence of a change in control.

Severance Agreements and Arrangements

Under his Offer Letter, upon his termination of employment, Mr. Stanage will be entitled to receive severance pursuant to the Executive Severance Policy. The multiples applicable for determining Mr. Stanage’s severance payments and period of post-employment benefits continuation under the policy are:

•	2.5X in the case of a qualifying termination during a limited period prior to, or within two years following, a change in control or

•	1.5X in the case of all other qualifying terminations

This reduced the amount of severance and benefits continuation that Mr. Stanage will receive from that which he had been entitled to receive under his terminated Employment and Severance Agreement, which provided for a multiple of 3X in the event of a change of control, and 2X with respect to all other qualifying terminations.

The Executive Severance Policy does not provide for a gross-up for excise taxes incurred under Section 280G and Section 4999 of the Code; however Mr. Stanage is entitled to receive a modified gross-up payment if the change in control occurs on or before November 9, 2014. See “Severance and Change in Control Arrangements—Modified Gross-Up” on page 36.

Mr. Stanage has agreed that, in consideration for these payments, he will not complete with us in any capacity for a period of eighteen months following the termination of his employment. This includes, for example, any situation in which Mr. Stanage is an employee or consultant to, or owner of a business. If Mr. Stanage’s termination is in connection with a change in control for which Mr. Stanage receives enhanced severance, the period is extended to thirty months. However, his restriction would not apply if Mr. Stanage’s duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Stanage also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information and processes, technologies, designs and inventions.

We have entered into executive severance agreements with each of Messrs. Pensky, Krakower and Hennemuth that provide for certain payments to these NEOs upon termination of his employment under certain circumstances. In particular:

•	if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his employment for good reason, the executive will receive

•	a lump sum payment equal to the sum of his then current base salary and his average MICP award over the prior three years

•

participation for one year after termination in all medical, dental, life insurance and other welfare and perquisite plans and programs in which the executive was participating on the date of termination

•	in addition, the executive may receive an MICP award prorated for the portion of the year he was employed, if such award is payable under the terms of the MICP

•

in the event that we terminate the executive for any reason other than for disability or cause, or if the executive terminates his employment for good reason, in each case during a period which qualifies as a potential change in control period or within two years after a change in control, the executive will receive the same payments and benefits as described above except that

•	the lump sum payment will be equal to three times the sum described above

•	participation in health, welfare and perquisite plans and programs will be for three years instead of one

•

the executive will be entitled to receive a gross-up payment for any excise tax incurred under Section 280G and Section 4999 of the Code, but only if the total “parachute payments” exceed the executive’s untaxed safe harbor amount by 10% or more. We have agreed to reimburse the executive for the excise tax as well as any income tax and excise tax payable by the executive as a result of any reimbursements for the excise tax.

•	in the event of termination due to death or disability, the executive will receive an MICP award prorated for the portion of the year he was employed

In consideration for these payments, the executive has agreed to non-competition covenants for one year following termination of employment.

Retirement Agreements

Our NEOs are party to various arrangements that provide for benefits payable upon retirement. As described on pages 49-51, the SERP agreements that we entered into with Messrs. Berges, Stanage and Krakower provide for enhanced benefits upon our termination of the executive without cause, the executive’s termination for good reason or the executive’s termination without cause or for good reason during a potential change in control or within two years following a change in control. None of our other retirement programs for our NEOs provide for any form of enhanced or accelerated benefit upon resignation by the executive other than for good reason.

Equity Awards

Each of our NEOs has various NQOs, RSUs, and PSAs outstanding. Upon termination of employment of an NEO, the treatment of the equity award depends on the nature of the termination. Below is a description of what happens to the NEO’s outstanding equity awards upon each different type of termination and upon a change in control, subject to the terms of the 2003 ISP.

NQOs

•	Voluntary departure or termination without cause—NEO has 90 days to exercise the option to the extent vested; to the extent not vested, the option terminates.

•	Disability/Death—all options immediately vest and remain exercisable for one year.

•

Retirement—any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the NEO has five years from the date of retirement to exercise the NQOs (but in no event can the NEO exercise an NQO after the expiration of the ten-year term of the option).

•	Termination for Cause—all options are forfeited.

•

Change in control—all options immediately vest, and if the NEO is terminated without cause or terminates his employment for good reason within two years after the change in control, the options, to the extent they remain outstanding following the change in control, remain exercisable for three years.

RSUs

•	Voluntary departure or termination with or without cause—all RSUs are forfeited.

•	Disability/Death—all RSUs immediately vest and convert to stock.

•	Retirement—all RSUs continue to vest on the schedule set forth in the RSU agreement.

•	Change in control—all RSUs immediately vest and convert to common stock.

PSAs

•	Termination for cause—the entire award is forfeited.

•

Termination by the company without cause, or due to disability, death, or by the NEO for good reason—the NEO is entitled to a pro rata award based on the portion of the performance period for which he was employed, and also based on the extent to which the performance target is attained. If termination occurs within the first two years of the performance period, the award is limited to 100% of the shares available at target. If termination occurs within the third year of the performance period, the award will be prorated against the full amount of the award determined based on the actual level of attainment of the applicable performance goals.

•

Retirement—for awards granted prior to 2012, the NEO is entitled to a pro rata award based on the portion of the performance period for which he was employed, and for awards granted in 2012 and thereafter, the NEO is entitled to receive the full award for the performance period, in each case determined based on the actual level of attainment of the applicable performance goal.

•

Change in Control—the PSA is paid out at target immediately, unless an acquiring company exchanges the PSA for the right to receive a comparable publicly traded security, in which case the PSA is paid out at target at the end of the performance period.

An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he is age 65 or age 55 with five or more years of service with us.

Our agreements relating to NQOs, RSUs and PSAs require that the employee comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and refrain from competing with us. The non-compete provision is substantially similar to that contained in the severance arrangements of our NEOs described above. If the employee fails to comply with this requirement, then any outstanding equity grants are forfeited and the employee shall deliver to the company the number of option shares the employee received during the 180-day period immediately prior to the breach of the non-compete requirement, and if the employee sold any option shares during this 180-day period, then the employee shall deliver to the company the proceeds of such sales. These equity grants are also subject to the terms of the applicable plans under which they were issued including terms that cover other possible grounds for forfeiture or recoupment of payments and gains.

Change in Control; Good Reason; Cause

A “Change in Control” is generally defined in our plans and agreements to mean any of the following:

•	the acquisition by any third party of 50% or more of our common stock

•	the acquisition by any third party of 40% or more of our common stock within a 12 month period

•

a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were approved replacements of the existing directors

•

a merger of Hexcel or a sale of all or substantially all the assets of Hexcel, except if (i) the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction comprise at least a majority of the directors of the company resulting from the transaction

“Good reason” is generally defined in our plans and agreements to mean:

•	A material diminution in the executive’s position, duties, responsibilities or authority

•	A material reduction in the executive’s base salary

•

Failure by us to continue any compensation plan in which the executive participates which is material to the executive’s total compensation, unless replaced with a plan of substantially equivalent value

•

Failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least twenty paid vacation days per year (or more if the executive is entitled to more under our vacation policy)

•	Failure to provide facilities or services which are reasonably necessary for the executive’s position

•	Failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement hereunder or failure by us to remain liable to the executive after such assumption

•	In the case of the severance or SERP agreements, any termination by us of the executive’s employment which is not effected pursuant to a notice that complies with the relevant agreement

•	The relocation of the executive’s principal place of employment to a location more than fifty (50) miles from the executive’s place of employment as at the date of the relevant agreement

•	Failure to pay the executive any portion of compensation within seven (7) days of the date such compensation is due

“Cause” is generally defined in our plans and agreements applicable to NEOs to mean (1) the willful and continued failure by the NEO to substantially perform his duties after we have notified the executive in writing with specificity of the nonperformance or (ii) the willful engagement by the NEO in misconduct that materially harms us. Before we can terminate an NEO for cause, our board must give the NEO notice describing the reasons we intend to terminate the NEO for cause and must pass a resolution approved by at least two-thirds of the board determining that the NEO is guilty of the improper conduct, and must provide the NEO with the opportunity to be heard before the board with counsel present.

Benefits Payable upon Termination of Employment on December 31, 2013

Other than the benefits described on pages 35-36 and 53-58, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment that are not available to salaried employees generally.

The table below describes the potential benefits and enhancements under the company’s compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment or a change in control on December 31, 2013. However, the following items are excluded from the table:

•	The amounts reflected as the present value of the accumulated benefit in the “Pension Benefits Table” on page 52, all of which are vested

•	The balances under the NDCP listed in the “Nonqualified Deferred Compensation” table on page 53, all of which are vested

•	Benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary, vacation pay and distributions under an employee’s 401(k) plan

None of the payments or benefits reflected in the chart below would be payable solely in the event of a change in control without a subsequent termination, except for payment to Mr. Pensky or Mr. Hennemuth of his EDCA benefit and vesting and conversion of the equity awards for all NEOs (and the related values) reflected below. Mr. Berges voluntarily retired as of December 31, 2013, so no additional benefits are payable under his SERP.

Benefits Payable Upon Termination of Employment on December 31, 2013

	Cash Severance/ Payment at Death ($)(1)	Incremental Benefit under SERP or EDCA ($)(2)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2012 share price) ($)(4)	Excise Tax Gross-Up ($)(5)	Payment under MICP ($)(6)	Total Termination Benefits ($)
Nick L. Stanage
• Voluntary retirement	—	—	—	—	—	—	—
• Involuntary or good reason termination	2,099,245	2,874,897	19,371	1,372,495	—	—	6,366,008
• Involuntary or good reason termination after change in control	3,498,741	3,275,246	32,285	2,507,037	3,516,487	—	12,829,796
• Death	1,500,000	—	—	2,931,880	—	—	4,431,880
• Disability	—	4,039,315	—	2,931,880	—	—	6,971,195
Wayne C. Pensky
• Voluntary retirement	—	—	—	—	—	—	—
• Involuntary termination	846,432	—	9,134	—	—	—	855,566
• Involuntary or good reason termination after change in control	2,539,296	—	27,402	—	—	—	2,566,698
• Death	1,692,864	—	—	—	—	—	1,692,864
• Disability	—	—	—	—	—	—	—
Ira J. Krakower
• Voluntary retirement	—	—	—	—	—	—	—
• Involuntary or good reason termination	741,465	177,989	4,051	—	—	—	923,505
• Involuntary or good reason termination after change in control	2,224,396	534,242	12,152	—	—	—	2,770,790
• Death	1,482,931	—	—	—	—	—	1,482,931
• Disability	—	—	—	—	—	—	—
Robert G. Hennemuth
• Voluntary retirement	—	—	—	—	—	—	—
• Involuntary or good reason termination	638,693	—	12,914	—	—	—	651,607
• Involuntary or good reason termination after change in control	1,916,080	—	38,742	—	—	—	1,954,822
• Death	1,277,387	—	—	—	—	—	1,277,387
• Disability	—	—	—	—	—	—	—

(1)	Involuntary or good reason termination, with or without a change in control. For all NEOs, represents the lump sum cash payment that would have been paid to the executive under the Executive Severance Policy, in the case of Mr. Stanage, or an executive severance agreement, in the case of each other NEO.

Death. Represents the death benefit we agreed to provide to the executive.

(2)	For all NEOs, represents the difference between (a) the actual lump sum the NEO would have received upon the indicated type of termination on December 31, 2013, and (b) the lump sum the NEO would have received had he voluntarily terminated his employment on December 31, 2013. Neither Mr. Pensky nor Hennemuth would receive an enhancement to his EDCA benefits as a result of any type of termination of employment or a change in control.

(3)	Represents the value of welfare/medical benefits for (a) one and a half years (in the case of Mr. Stanage) or one year (in the case of Messrs. Pensky, Krakower and Hennemuth), upon involuntary or good reason termination without a change in control, and (b) two and half years (in the case of Mr. Stanage) or three years (in the case of Messrs. Pensky, Krakower and Hennemuth), in the event of involuntary or good reason termination following a change in control.

(4)	Reflects the value of equity awards that were unvested on December 31, 2013, and that would have vested as a result of the indicated type of termination of employment of the NEO. RSUs are valued at $44.69 per RSU, the closing price of Hexcel common stock on December 31, 2013. Unvested NQOs are valued at the difference between $44.69 and the exercise price of the option; no value is attributed to NQOs if the exercise price is greater than $44.69. Vested NQOs are not reflected in the table regardless of the exercise price. PSAs are valued at $44.69 as well. For PSAs, reflects the value of the additional shares, if any, the NEO would have received as a result of the specified type of termination on December 31, 2013 as compared with a voluntary departure on the part of the NEO on such date. For all PSAs, in the event of a termination in connection with a change in control, it is assumed the acquiring company does not exchange the PSAs for the right to receive a comparable publicly traded security, and therefore assumes payout at target.

The value of an equity award is not included in this chart if the NEO could have retired on December 31, 2013 and either received the equity award immediately or on the schedule set forth in the applicable equity award agreement after retirement. Messrs. Pensky, Krakower and Hennemuth qualified for retirement under the terms of their NQO, RSU and PSA agreements, and therefore (i) no value is reflected for their NQOs, RSUs and PSAs granted in 2013, and (ii) for their PSAs granted prior to 2013, no value is reflected in any termination scenario except for a change in control, in which case the value represents the additional shares, if any, the executive would have received upon termination in connection with a change in control on December 31, 2013 (based on a payout at target) and the value of the shares the NEO would have received if he retired on December 31, 2013 (which would have resulted in a pro-rata payout based on the portion of the performance period the executive was employed, and the extent to which the company achieved the applicable performance measure).

(5)	Our severance arrangements with the NEOs provide for a modified gross-up for excise taxes incurred on “excess parachute payments” under Sections 280G and 4999 of the Code. The amounts in the table are based on a 280G excise tax rate of 20%, a statutory 39.6% federal income tax rate (adjusted for state taxes allowed as itemized deductions), a 2.35% Medicare tax rate and a 6.7% Connecticut state tax rate. With respect to Mr. Stanage, the modified gross-up applies only with respect to a change in control that occurs on or before November 9, 2014.

(6)	Under the MICP, if an executive leaves voluntarily prior to the end of the year, it is within our discretion whether to provide an award to the executive for such year. If an MICP participant is involuntarily terminated, he receives an award pro-rated based on the portion of the year the participant was employed.

PROPOSAL 2—APPROVAL OF THE COMPANY’S 2013 EXECUTIVE COMPENSATION

We are seeking a stockholder vote with respect to compensation awarded to our named executive officers for 2013 as required pursuant to Section 14A of the Exchange Act.

The company’s executive compensation program and compensation paid to the named executive officers are described on pages 20-39 of this proxy statement. The compensation committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the company’s circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company performance, to effectively tie pay to performance, and to align the named executive officers’ interest with the interest of stockholders. We currently hold our advisory stockholder vote with respect to named executive officer compensation every year. The next advisory stockholder vote on named executive officer compensation will be held at our 2015 annual meeting of stockholders.

You may vote for or against the following resolution, or you may abstain. Abstentions will have the same effect as a vote against the resolution. Broker non-votes will be disregarded and will have no effect on the outcome of the vote. This vote is advisory and non-binding. However, the compensation committee will review the voting results and take them into consideration as one factor when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from stockholder outreach programs.

RESOLVED, that the stockholders approve the compensation of the company’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the compensation discussion and analysis, the compensation tables and related material included in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RESOLUTION APPROVING THE COMPANY’S 2013 EXECUTIVE COMPENSATION

AUDIT COMMITTEE REPORT

The audit committee is responsible for assisting the board’s oversight of the integrity of our financial statements, our exposure to financial risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. We also appoint our independent registered public accounting firm, and submit our selection to our stockholders for ratification. We operate under a written charter adopted and approved by the Board of Directors, which is available at our website, www.hexcel.com.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States. Our responsibility is to monitor and review these processes.

We held eight meetings in 2013, held numerous discussions with management and met in executive session, without management, with PricewaterhouseCoopers LLP, our independent registered public accounting firm. We also met in executive session, without management present, with our internal auditors. We have reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm matters required to be discussed by PCAOB standards, as amended (AICPA, Professional Standards, Vol 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our independent registered public accounting firm also provided the written disclosures required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, and we discussed with the independent registered public accounting firm their independence.

Based on our review and the discussions referred to above, we recommended that the board include our audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. We have also selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, and we are asking our stockholders to ratify our selection.

Jeffrey C. Campbell, Chair

Lynn Brubaker

W. Kim Foster

David C. Hill

The Members of the Audit Committee

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking stockholders to ratify the audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required under our Restated Certificate of Incorporation or Amended and Restated Bylaws, but is being submitted as a matter of good corporate practice. The audit committee is not bound by the outcome of this vote, but, if the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the audit committee will reconsider the appointment.

PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

Fees

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for 2013 for professional services rendered for the audit of our annual financial statements and review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings and engagements were approximately $2,046,000. With respect to 2012, the aggregate amount of such fees was approximately $1,774,000.

Audit-Related Fees

Fees of $27,600 and $35,500 were billed by PricewaterhouseCoopers LLP in 2013 and 2012, respectively, for assurance and related services reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2012 under “Audit Fees” above. The fees related to accounting services in 2013 and tax credit reviews in 2012.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP in 2013 and 2012 for professional services rendered for tax compliance, tax advice and tax planning were approximately $901,000 and $636,000, respectively. These fees related primarily to tax planning services and documentation of various tax credits.

All Other Fees

There was an additional $2,600 billed by PricewaterhouseCoopers LLP in 2013 and 2012 for a one-year license to use their proprietary online accounting research tool.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm on an annual basis. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the amount of audit and non-audit service fees incurred to date.

Rule 2-01(c)(7)(i) under SEC Regulation S-X provides that a company’s independent registered public accounting firm can provide certain non-audit services without the prior approval of the audit committee if certain conditions are met, including that the services are incurred in accordance with policies and procedures detailed as to the particular service adopted by the company and are brought promptly to the attention of the audit committee.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal. The audit committee is directly responsible for appointing the Company’s independent registered public accounting firm, regardless of the outcome of this vote. The audit committee is not bound by the outcome of this vote but, if the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the audit committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which we and any of our directors, executive officers, stockholders owning greater than 5% of any class of our securities or any of their immediate family members participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel shall be responsible for such evaluation and possible authorization.

The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the audit committee or the Chief Financial Officer under this policy include the following:

•	the terms of the transaction, and whether the terms are no less favorable to us than would be obtained in the transaction were entered into with a party other than a related person

•	the benefits to us

•	the availability of other sources for the product or service that is the subject of the transaction

•	the timing of the transaction

•	the potential impact of the transaction on a director’s independence

•	any other factors deemed relevant

Related Person Transactions

The company had no related person transactions since the beginning of 2013, and is not currently aware of any proposed related person transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with.

OTHER MATTERS

As of the date of this proxy statement, the board does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in our proxy materials for the 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing not later than November 20, 2014 to the Corporate Secretary at Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901-3238.

Our Bylaws require that proposals of stockholders that are made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2015 annual meeting of stockholders be submitted, in accordance with the requirements of our Bylaws, not later than January 8, 2015 in order to be considered timely. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. We may exclude untimely proposals from our 2014 proxy statement. Management proxies will have discretionary authority to vote on the subject matter of the excluded proposal if otherwise properly brought before the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2014

The proxy statement, annual report to security holders and related materials are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy.

ANNUAL REPORT

Our Annual Report to Stockholders containing audited consolidated financial statements for the year ended December 31, 2013, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

Stamford, Connecticut

March 20, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

HEXCEL CORPORATION

May 8, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢	00033333333333300000 6	050814

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting.		1.	Election of directors (check one box only):	FOR	AGAINST	ABSTAIN
			Nick L. Stanage	☐	☐	☐
			Joel S. Beckman	☐	☐	☐
			Lynn Brubaker	☐	☐	☐
			Jeffrey C. Campbell	☐	☐	☐
			Sandra L. Derickson	☐	☐	☐
			W. Kim Foster	☐	☐	☐
			Thomas A. Gendron	☐	☐	☐
			Jeffrey A. Graves	☐	☐	☐
			David C. Hill	☐	☐	☐
			David L. Pugh	☐	☐	☐
		2.	Advisory vote to approve 2013 executive compensation	☐	☐	☐
		3.	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm	☐	☐	☐
		4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

                     ¢

HEXCEL CORPORATION

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2014

This Proxy is Solicited by the Board of Directors of Hexcel Corporation

The undersigned stockholder of Hexcel Corporation ( Hexcel ) hereby appoints Nick L. Stanage, Wayne C. Pensky and Ira J. Krakower and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 13, 2014 at the Annual Meeting of Stockholders (the Annual Meeting ) to be held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 8, 2014 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 20, 2014, receipt of which is hereby acknowledged.

(Continued and to be signed on the reverse side)

¢	14475 ¢